UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKKYNET CLOUD SYSTEMS, INC.

(Exact Name of Small Business Issuer in its Charter)

NEVADA	7372	45-3757848
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

20 Bay Street – Suite 1100

Toronto, Ontario

Canada M5J 2N8

(855) 755-9638

 (Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Resident Agency National, Incorporated

377 S. Nevada Street

Carson City, Nevada 89703-4290

 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Fox Law Offices, P.A.

561 NE Zebrina Senda

Jensen Beach, Florida

(772) 225-6435

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $.001 (3)	9,334,000	$0.10	$933,400.00	$106.97

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act. The amount of shares to be registered represents the Company’s good faith estimate of the number of shares to be offered by certain selling security holders of the Company’s common stock.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  Our common stock is not currently trading on any national exchange. Therefore, in accordance with Rule 457, the offering price of $0.10 was determined by the price shares of common stock that we sold in a Regulation S offering that closed in March 2012. The price of $0.10 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(3) Represents shares of common stock currently outstanding to be sold by the selling security holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities by the selling security holder, and no offer to buy these securities is being solicited in any state by the selling security holder where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST --, 2012

SKKYNET CLOUD SYSTEMS, INC.

9,334,000 shares of Common Stock

This prospectus covers the offer and sale of up to 9,334,000 shares of our common stock from time to time by the selling security holders named in this prospectus.  The shares of common stock covered by this prospectus are shares that are held, beneficially and of record, by the selling security holders.  We are not offering any shares of common stock.  The selling security holders will receive all of the net proceeds from sales of the common stock covered by this prospectus.

Our common stock is presently not traded on any national market or securities exchange or in the over-the-counter market.  The sales price to the public of the shares of our common stock offered by the selling security holders under this prospectus is fixed at $0.10 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board. Although we intend to request a registered broker-dealer to apply to the Financial Industry Regulatory Authority to have our common stock eligible for quotation on the OTC Bulletin Board, public trading of our common stock may never occur or, even if it occurs, trading may not be sustained. If our common stock is quoted on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling security holders.  To the best of our knowledge, none of the selling security holders are broker-dealers, underwriters or affiliates thereof.

We are an emerging growth company (sometimes referred to hereinafter as an “EGC”) under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). See “BUSINESS - Our Status as an Emerging Growth Company.”

As of  August 23, 2012, we had 49,334,000 shares of common stock issued and outstanding.

INVESTING IN OUR SECURITIES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our offices are located at 20 Bay Street — Suite 1100, Toronto, Ontario, Canada M5J 2N8.  Our telephone number is (855) 755-9638.  Our web site, to be created, will be www.skkynet.com.

We have not authorized anyone, and the selling security holders have not authorized anyone, to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the selling security holders take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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About This Prospectus

In this prospectus, unless the context otherwise requires, we refer to (i) Skkynet Cloud Systems, Inc. as “Skkynet,” “we,” “us,” “our” or the “Company” and (ii) to Cogent Real-Time Systems, Inc. as “Cogent” or our “subsidiary.” We also use a variety of acronyms that are related to the industry in which we operate that are defined in the prospectus as they are introduced for the first time.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read this prospectus carefully as it contains important information you should consider when making your investment decision. See “Risk Factors.”

Skkynet Cloud Systems, Inc.

We are a newly formed company focused on (i) the application of certain data acquisition and data control processes we currently exploit and deploy primarily in coordinating and supervising manufacturing and financial services programs used in a network to the Cloud, (ii) the continued growth and development of our existing business defined as focusing on providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products, and then making that data available over a network using industry-standard protocols, and (iii) the subsequent development, financing, marketing, licensing, and operation of both lines of business.

All our existing business is conducted through our wholly-owned subsidiary Cogent Real-Time Systems, Inc. (“Cogent”), a corporation formed under the laws of the Province of Ontario. We acquired 100% ownership of Cogent through an exchange of restricted shares of our common stock for all of the issued and outstanding shares of Cogent in March, 2012. See “Business-Acquisition of Cogent.”

Ownership of Skkynet

We currently have 49,334,000 shares of our common stock issued and outstanding. Thirty million (30,000,000) shares of our common stock, representing sixty percent (60.80%) of all of our issued and outstanding shares, are owned respectively, by Sakura Software Inc. (21,702,000 shares representing 43.98% of the shares of common stock) and Benford Consultancy Inc. (8,298,000 shares representing 16.82% of the shares of common stock). Mr. Andrew S. Thomas, President of Cogent, our operating subsidiary, owns all of the issued and outstanding shares of Sakura Software, and Mr. Paul Benford, Business Manager of Cogent, owns all of the issued and outstanding shares of Benford Consultancy. Messrs. Thomas and Benford also serve respectively, as our CEO and Chairman of our Board of Directors, and the Chief Operating Officer and a member of our board of directors. There is no voting agreement or any other understanding in place between Messrs. Thomas and Benford with respect to the voting of their shares of the Company.

In addition, Sakura Software and Benford Consultancy are the holders of 5000 shares of the Company’s Series A Preferred stock under which (i) they are entitled to elect a majority of our Board of Directors until December 31, 2016 and (ii) they vote together with the holders of shares of common stock on all matters presented to the stockholders at the rate of 100 votes for each share of Series A Preferred. See “Risk Factors” and “Security Ownership of Certain Beneficial Owners and Management.”

Acquisition of Cogent

In March 2012, we completed the acquisition of all of the issued and outstanding shares of common stock of Cogent from Sakura Software Inc. and Benford Consultancy Inc. in exchange for a total of thirty million (30,000,000) restricted shares of our common stock, as a result of which Cogent became our wholly-owned subsidiary. As part of the exchange transaction we also issued 5,000 Series A Preferred shares to Sakura Software and Benford Consultancy having the characteristics described above under “Ownership of Skkynet.” Prior to the acquisition, we did not have any revenues from our own operations. At the acquisition closing, Cogent’s business consisted primarily of providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products, and then making that data available over a network using industry-standard protocols. Cogent currently markets its products and services primarily to manufacturers in industrial processes and financial services companies. Cogent had approximately $720,000 in annual revenues from its operations for its fiscal year ended October 31, 2011.

Company Business

Our current and anticipated lines of business are and will be conducted through our subsidiary Cogent. Cogent will continue to operate and expand its on-going business as our subsidiary. In addition, Cogent will create a series of potential new uses for its current products by marrying these products to the area of “Cloud” computing. Among the various opportunities presented by the deployment and expansion of our existing products and services are the following prospective lines of business: Embedded Products, Fleet Tracking, Energy Usage Monitoring and Control including applications to Wind power, Solar power, Agriculture and Original Equipment Manufacturer (“OEM”) Software. The exploitation of these opportunities will depend upon a variety of factors including importantly obtaining funding for each opportunity, availability of marketing and contract relationships, and creation and growth of markets in these sectors. See “Risk Factors” and “BUSINESS.”

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Financing of Ongoing and New Business Financing

We intend to fund our ongoing and immediate future activities from current revenues; however, in its report dated March 30, 2012, our independent registered public accounting firm issued a “going concern” qualification as a result of our cash flow constraints, an accumulated deficit of $196,612 and a loss from operations at October 31, 2011. Consequently, we will require funds from other sources in order to expand our existing business and to launch opportunities to exploit the software in the prospective lines of business we have identified. To the extent we do not have funds for one or more of these business applications, we will not be able to develop that market sector until funds become available. We intend to finance our business through a combination of use of revenues from ongoing operations of our subsidiary, periodic private sales of our common stock and institutional funding. There can be no assurance we will be successful in raising the funds required in the amounts and at the times needed, or that conditions imposed in connection with any funding may not be restrictive.

Business Revenues and Net Losses

We had total revenues of approximately $720,000 from the on-going operations of Cogent for the fiscal year ended October 31, 2011 and net losses of $411,155, and revenues for the six months ended April 30, 2012 of $399,647 and net income of $21,376. See “BUSINESS.”

Principal Executive Offices

Our principal executive offices are located at 20 Bay Street –Suite 1100, Toronto, Ontario Canada M5J 2N8.  Our telephone number is (855) 755-9638.  Our web site, to be created, will be www.skkynet.com however, it is not accessible yet. When our web site is created, the information that will appear on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering. We also maintain an existing web site for Cogent, www.cogentdatahub.com and the information on that web site is not incorporated in this prospectus and should not be relied upon with respect to this offering.

The Offering

Shares of common stock being registered	9,334,000 shares of our common stock offered by selling security holders

Total shares of common stock outstanding as of the date of this prospectus	49,334,000

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees	We will not receive any proceeds from the sale of shares by the selling security holders

Risk Factors

SUMMARY FINANCIAL DATA

Summary Financial Information

The following financial information summarizes the more complete historical financial information included elsewhere in this prospectus.

As of October 31, 2011(Audited)
Balance Sheet
Total Assets	$249,105
Total Liabilities	$445,717
Stockholders’ Deficit	$(196,612)
Period from November 1, 2010
to October 31, 2011 (Audited)
Income Statement
Revenue	$718,840
Total Expenses	$1,129,995
Net Loss	$(411,155)

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The assets of the Company consist of $136,296 in cash, accounts receivable of $105,882 and other assets of $862. Revenues were $718,840 with cost of goods of $3,053 leaving a gross margin of $715,787. Depreciation was $1,814 with general and administrative costs of $1,096,928. Other income and expense totaled $28,200 consisting of other income of $1,105 and bad debt reserve of $29,305. Net loss for the year ended October 31, 2011 was $411,155.

The following includes the financial information for the period from November 1, 2010 through the six months ending April 30, 2012 (unaudited)

As of April 30, 2012 (Unaudited)
Balance Sheet
Total Assets	$335,803
Total Liabilities	$508,138
Stockholders’ Deficit	$(172,336)
Period from November 1, 2010
to April 30, 2012 (Unaudited)
Income Statement
Revenue	$1,088,487
Total Expenses	$1,480,266
Net Loss	$(391,779)

As of April 30, 2012 the assets of the Company consists of $204,103 in cash, accounts receivable of $126,643 fixed and other assets of $5,057. Revenues were $1,088,487 with cost of goods of $6,178 leaving a gross margin of $1,082,309. Depreciation was $2,690 with general and administrative costs of $1,449,376. Other income and expense totaled $28,200 consisting of other income of $1,105and a bad debt reserve of $29,305. Net loss for the period of November 1, 2010 to April 30, 2012 was $391,779.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of our business activities, our revenues, income and capital spending. We generally identify forward-looking statements with the words “believe,” “intend,” “expect,” “seek,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project” or their negatives, and other similar expressions. All statements we make relating to our estimated timelines and commencement of operations, and our projected earnings, costs, expenditures, cash flows, and financial results or to our expectations regarding future industry trends are forward-looking statements.

These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. In addition, management's assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will prove correct or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the numerous risks and uncertainties as described under “Risk Factors” and elsewhere in this prospectus.

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All forward-looking statements are based upon information available to us on the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties associated with our forward-looking statements relate to, among other matters, the following:

•	our ability to attract new clients to enter into subscriptions or one time installations for our products and services;

•	our ability to service those clients effectively and induce them to renew their subscriptions to our products and services;

•	our ability to expand our sales organization to address effectively the new industries, geographies and types of organizations we intend to target;

•	our ability to accurately forecast revenue and appropriately plan our expenses;

•	continued market acceptance of our products and services, including alternate ways of addressing needs for coordination and control of manufacturing and financial services processes through modified or new technologies we create;

•	continued acceptance of our products and services as an effective method for delivering manufacturing and financial services management solutions and other manufacturing and financial services management applications;

•	the attraction and retention of qualified employees and key personnel;

•	our ability to protect and defend our intellectual property;

•	costs associated with defending intellectual property infringement and other claims;

•	events in the markets for our products and applications and alternatives to our products and applications, in the United States and global markets generally;

•	future regulatory, judicial and legislative changes in our industry;

•	changes in the competitive environment in our industry and the markets in which we operate;
•	developments and acceptance, favorable and unfavorable, about the use of Cloud systems for the implementation of our products and services;

•	other factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and the related notes, before making a decision to invest in our common stock. If any of such risks actually occur, our business, operating results, financial condition or growth prospects could be materially adversely affected. In those cases, the trading price of our common stock could decline and you may lose all or part of your investment.

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Risks Related to Our Business and Industry

Our accountants have issued a “going concern” opinion with regard to our continuing ability to operate.

In its report dated March 30, 2012, the independent registered public accounting firm for the Company stated that the financial statements for the year ended October 31, 2011 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of cash flow constraints, an accumulated deficit of $196,612 as of October 31, 2011 and a loss from operations of $411,155 at October 31, 2011. Unless there is profitability and increases in stockholders’ equity, these conditions raise doubt as to our ability to continue as a going concern. The October 31, 2011 financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Our ability to continue as a going concern is subject to the ability to generate a profit from current and new activities and/or obtain necessary funding from outside sources, including additional funds from the sale of our securities or loans from financial institutions/individuals where possible. The continued operating losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful, or that these funds will be available at the times, on the conditions or in the amounts required.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We will require additional funds to respond to business challenges, including the need to develop new features and platforms, enhance our existing products and services, improve our operating infrastructure and increase our sales, marketing and programming personnel. Accordingly, we will need to engage in equity or debt financings to secure additional funds. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

We will continue to be controlled by two of our stockholders after the completion of this offering, which will limit your ability to influence corporate activities and may adversely affect the market price of our common stock.

Upon completion of the offering, two of our stockholders, Sakura Software (43.98%) and Benford Consultancy (16.82%) will own a total of 60.80% of our issued and outstanding shares of common stock. Sakura and Benford, in turn, are 100% owned respectively, by Messrs. Andrew S. Thomas and Paul Benford, who are respectively, CEO and COO of our Company and of our subsidiary, Cogent. There is no voting agreement or other understanding in place between Messrs. Thomas and Benford or their corporate entities. Nevertheless, as a result of this ownership, these two stockholders will have effective control over the outcome of votes on all matters requiring approval by our stockholders, including the election of directors, the adoption of amendments to our articles of incorporation and bylaws and approval of a sale of the company and other significant corporate transactions. These stockholders can also take actions that have the effect of delaying or preventing a change in control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them.

Under the terms of a class of Series A Preferred shares of our Company, our CEO and our COO will have the right to elect a majority of the Board of Directors for a period of four years until December 31, 2016

We have created a class of Series A Preferred stock, 5,000 shares of which have been issued to Sakura Software and Benford Consultancy, which in turn are 100% owned respectively, by Andrew S. Thomas, our Chairman and CEO, and Paul Benford, our COO. The Series A Preferred voting as a separate class have the right to elect a majority of our Board of Directors until December 31, 2016. In addition, each such share has the right to vote together with the common stockholders on all other matters presented to a vote, with each such Series A Preferred having 100 votes. Therefore, in addition to their indirect ownership of 43.98% (Thomas) and 16.82% (Benford) of our issued and outstanding shares of common stock, Thomas and Benford will control the election of a majority of the Board of Directors for the next four years.

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Our financial results may fluctuate due to various factors, some of which may be beyond our control.

There are a number of factors that may cause our financial results to fluctuate from period to period, including:

•	the extent to which new clients are attracted to our products and services to satisfy their manufacturing and financial services supervisory and coordinating controls;

•	the timing and rate at which we sign agreements with new clients;

•	the extent to which we retain existing clients and satisfy their requirements;

•	the extent to which existing clients renew their subscriptions to our products and services and the timing of those renewals;

•	the number and size of new clients, as compared to the number and size of renewal clients in a particular period;

•	the mix of clients between small, mid-sized and large organizations;

•	changes in our pricing policies or those of our competitors;

•	the amount and timing of operating expenses, including those related to the maintenance and expansion of our business, operations and infrastructure;

•	the timing and success of new product and service introductions by us;

•	the timing and success of current and new competitive products and services by our competitors;

•	other changes in the competitive dynamics of our industry, including consolidation among competitors, clients or strategic partners;

•	the timing of expenses related to the development of new products and technologies, including enhancements to our offerings;

•	our ability to manage our existing business and future growth, including in terms of additional clients, incremental users and new geographic regions;

•	general economic, industry and market conditions; and

•	various factors related to disruptions in our hosting network infrastructure, defects in our products, and data security, each of which is described elsewhere in these risk factors.

In light of the foregoing factors, we believe that our financial results, including our revenue levels, may vary significantly from period-to-period. We discuss some of these factors immediately below.

Our business depends on customers renewing, upgrading and expanding their subscriptions for our products and services. Any decline in our customer renewals, upgrades and expansions would harm our future operating results.

We sell our products and services pursuant to service agreements that are generally one year in length. Our customers have no obligation to renew their subscriptions after their subscription period expires, and these subscriptions may not be renewed at the same or higher levels. In addition, in the first year of a subscription, customers sometimes purchase a higher level of products and services than they do in renewal years. As a result, our ability to grow is dependent in part on customers purchasing additional products and services after the first year of their subscriptions. Although we have some historical data with respect to rates of customer subscription renewals, upgrades and expansions; nevertheless, we may not accurately predict future trends in customer renewals. Our customers’ renewal rates may decline or fluctuate because of several factors, including their satisfaction or dissatisfaction with our products and services, the prices of our products and services, the prices of comparable products and services offered by our competitors or reductions in our customers’ spending levels. If our customers do not renew their subscriptions for our products and services, or renew on less favorable terms, our revenue may grow more slowly than expected or decline and our profitability and gross margins may be harmed. Our future success also depends in part on our ability to sell additional features or enhanced editions of our products service to our current customers. This may require increasingly sophisticated and costly sales efforts. If these efforts are not successful, our business may suffer.

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The market for our products and services may be limited if prospective customers, particularly large customers, require customized features or functions that we do not currently intend to provide in our service or that would be difficult for individual customers to customize within our service.

Prospective customers, especially large enterprise customers, may require heavily customized features and functions unique to their business processes. If prospective customers require customized features or functions that we do not offer, and that would be difficult for them to implement themselves, then the market for our service will be more limited and our business could suffer.

As more of our sales efforts are targeted at larger enterprise customers, our sales cycle may become more time-consuming and expensive, potentially diverting resources and harming our business.

As we target more of our sales efforts at larger industrial customers, we will face greater costs, longer sales cycles and less predictability in completing some of our sales. In this market segment, the customer’s decision to use our products and services may be an industry-wide decision and, if so, these types of sales would require us to provide greater levels of education to prospective customers regarding their uses and benefits. In addition, larger customers may demand more customization, integration services and features. As a result of these factors, these sales opportunities may require us to devote greater sales support and professional services resources to individual sales, driving up costs and time required to complete sales and diverting sales and professional services resources to a smaller number of larger transactions.

Any efforts we may make in the future to expand our service beyond the industrial and financial service markets may not succeed.

To date, we have focused our business on providing our products and services to the industrial and financial service sectors, but we may in the future seek to expand into other markets. However, any efforts to expand beyond our current markets may never result in significant revenue growth for us. In addition, efforts to expand our products and services beyond our existing market sectors may divert management resources from existing operations and require us to commit significant financial resources to an unproven business, which may harm our business.

Many of our customers are price sensitive, and if the prices we charge for our products and services are unacceptable to our customers, our operating results will be harmed.

Many of our customers are price sensitive. As the market for our products and services continues to grow, or as new competitors introduce new products or services that compete with ours, we may be unable to renew our agreements with existing customers or attract new customers at the same price or based on the same pricing model as previously used. As a result, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could harm our revenue, gross margin and operating results.

We conduct some operations in foreign jurisdictions and our business strategy includes expanding our international operations. Hence, our business is susceptible to risks associated with international operations.

We have small but growing international operations and our business strategy includes expanding these operations. Conducting international operations subjects us to new risks that we have not generally faced in the United States. These include: burdens of complying with a wide variety of foreign laws and different legal standards ; and changes in trade protection laws and regulations affecting trade and investment, including the Foreign Corrupt Practices Act and similar local laws. Deterioration of labor, political, social, or economic conditions in a specific country or region and difficulties in staffing and managing foreign operations may also adversely affect our operations or financial results. In addition, our financial results may be negatively impacted to the extent tax rates in foreign countries where we operate increase and/or exceed those in the United States and as a result of the imposition of withholding requirements on foreign earnings. The occurrence of any one of these risks could negatively affect our international operations and, consequently, our results of operations generally. In addition, the Internet may not be used as widely in international markets in which we expand our international operations and, as a result, we may not be successful in offering our solutions internationally. Some of our international fees for products and services are currently denominated in U.S. dollars and paid in local currency. As a result, fluctuations in the value of the U.S. dollar and foreign currencies may make our software more expensive for international customers, which could harm our business.

The forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, or at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Forecasts relating to the expected growth in the IT market generally, the growth of public Cloud services generally and the adoption of Cloud services for industrial middleware markets may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts included in this prospectus should not be taken as indicative of our future growth.

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Unfavorable conditions in our industry or the global economy or reductions in information technology spending could limit our ability to grow our business and negatively affect our operating results.

Our operating results may vary based on the impact of changes in our industry or the global economy on us or our clients. The revenue growth and potential profitability of our business depends on demand for enterprise application software and services generally and for control supervisory processes in particular. We sell our solution primarily to large and mid-sized organizations whose businesses fluctuate based on general economic and business conditions. To the extent that weak economic conditions cause our clients and potential clients to freeze, demand for our products and services may be negatively affected. Historically, economic downturns have resulted in overall reductions in spending on information technology. If economic conditions do not materially improve, our clients and potential clients may elect to decrease their information technology budgets by deferring or reconsidering product purchases, which would limit our ability to grow our business and negatively affect our operating results.

The market in which we participate is intensely competitive, and if we do not compete effectively, our operating results could be harmed.

The market for software similar to our own is highly competitive, rapidly evolving and fragmented. Many of our competitors and potential competitors are larger and have greater brand name recognition, much longer operating histories, larger marketing budgets and significantly greater resources than we do, and, with the introduction of new technologies and market entrants, we expect competition to intensify in the future. If we fail to compete effectively, our business will be harmed. Some of our principal competitors offer their products or services at a lower price, which has resulted in pricing pressures. Similarly, some competitors offer different billing terms which may result pressures on our billing terms. If we are unable to maintain our pricing levels and our billing terms, our operating results would be negatively impacted.

Many of our competitors are able to devote greater resources to the development, promotion and sale of their products and services. Moreover, many software vendors could bundle similar products or offer such products at a lower price as part of a larger product sale. In addition, some competitors may offer software that addresses one, or a limited number, of functions at a lower price point or with greater depth than our solution. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or client requirements. Further, some potential clients, particularly large enterprises, may elect to develop their own internal solutions. For all of these reasons, we may not be able to compete successfully against our current and future competitors.

Security breaches may hurt our business.

Our solution involves the storage and transmission of clients’ proprietary and confidential information over the Internet, and security breaches, unauthorized access, unauthorized usage, virus or similar breach or disruption could result in loss of this information, damage to our reputation, early termination of our contracts, litigation, regulatory investigations or other liabilities. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise and, as a result, someone obtains unauthorized access to client data, our reputation will be damaged, our business may suffer and we could incur significant liability. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived security breach occurs, the market perception of our security measures could be harmed and we could lose sales and clients. Moreover, if a high profile security breach occurs with respect to another provider, our clients and potential clients may lose trust in the security of the business model generally, which could adversely impact our ability to retain existing clients or attract new ones.

Any significant disruption in our hosting network infrastructure could harm our reputation, require us to provide credits or refunds, result in early termination of a client agreement or a loss of clients, and adversely affect our business.

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Our hosting network infrastructure is an optional part of our business operations , inasmuch as our customers may purchase our products and services without a requirement to purchase our Cloud based services . Although we have not experienced disruptions in our computing and communications infrastructure heretofore, we may experience them in the future. Factors that may cause such disruptions include:

•	human error;

•	security breaches;

•	telecommunications outages from third-party providers;

•	computer viruses;

•	acts of terrorism, sabotage or other intentional acts of vandalism;

•	unforeseen interruption or damages experienced in moving hardware to a new location;

•	fire, earthquake, flood and other natural disasters; and

•	power loss.

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that we will continue to depend on various third-party relationships in order to grow our business. In addition to growing our indirect sales channels, we intend to pursue additional relationships with other third parties, such as technology providers, distributors and foreign consultants and strategic partners. Identifying, negotiating and documenting relationships with third parties require significant time and resources as does integrating third-party content and technology. Our agreements with distributors and providers of technology, content and consulting services are typically non-exclusive, do not prohibit them from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to our solution. In addition, these distributors and providers may not perform as expected under our agreements, and we may in the future have, disagreements or disputes with such distributors and providers, which could negatively affect our brand and reputation. A global economic slowdown could also adversely affect the businesses of our distributors, and it is possible that they may not be able to devote the resources we expect to the relationship.

If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results would suffer. Even if we are successful, we cannot assure you that these relationships will result in improved operating results.

Failure to effectively expand our direct sales teams and develop and expand our indirect sales channel will impede our growth.

We will need to expand our sales and marketing infrastructure in order to grow our client base and our business. Subject to our receipt of the requisite funding, we plan to significantly expand our direct sales teams and engage additional third-party distributors, both domestically and internationally. Identifying, recruiting and training these people and entities will require significant time, expense and attention. Our business will be seriously harmed and our financial resources will be wasted if our efforts to expand our direct and indirect sales channels do not generate a corresponding increase in revenue. In particular, if we are unable to hire, develop and retain talented sales personnel or if our new direct sales personnel are unable to achieve expected productivity levels in a reasonable period of time, we may not be able to significantly increase our revenue and grow our business.

If we fail to retain key employees and recruit qualified technical and sales personnel, our business could be harmed.

We believe that our success depends on the continued employment of our senior management and other key employees, such as our chief executive officer and chief operating officer. In addition, because our future success is dependent on our ability to continue to enhance and introduce new software and services, we are heavily dependent on our ability to attract and retain qualified software programmers and systems engineers with the requisite education, background and industry experience. As we expand our business, our continued success will also depend, in part, on our ability to attract and retain qualified sales, marketing and operational personnel capable of supporting a larger and more diverse client base.

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Our key employees are permitted to engage in other business activities provided those activities do not compete with the business of the Company and do not interfere with their obligations to our Company. We do not have formal procedures to determine which activities may be deemed competitive.

Under the terms of our employment agreements with our officers, each such officer is allowed to engage in other business activities that are not competitive with and do not involve the Company, subject to prior disclosure to the Company. Other than the notification requirement, we have not implemented procedures to determine which activities will be deemed competitive, nor have we required as a formal matter that any such employee devote a specified percentage of his time to the business of the Company. Messrs. Andrew S. Thomas and Paul Benford, our CEO and COO, respectively, devote substantially all of their time to our Company and our other two officers devote not less than 60% and 10%, respectively, of their work time to our Company.

Evolving regulation of the Internet or changes in the infrastructure underlying the Internet may adversely affect our financial condition by increasing our expenditures and causing client dissatisfaction.

As Internet commerce continues to evolve, regulation by federal, state or foreign agencies may increase. We are particularly sensitive to these risks because the Internet is a critical component of our business model. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Legislation has been proposed that may impact the way that Internet service providers treat Internet traffic. The outcome of such proposals is uncertain but certain outcomes may negatively impact our business or increase our operating costs. Any regulation imposing greater fees for Internet use or restricting information exchanged over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

In addition, the rapid and continual growth of traffic on the Internet has resulted at times in slow connection and download speeds among Internet users. Our business expansion may be harmed if the Internet infrastructure cannot handle our clients’ demands or if hosting capacity becomes insufficient. If our clients become frustrated with the speed at which they can utilize our products and services over the Internet, our clients may discontinue the use of our software solution and choose not to renew their contracts with us.

Even if demand for our kind of products and services increases generally, there is no guarantee that demand for solutions like ours will increase to a corresponding degree.

The widespread adoption of our solution depends not only on strong demand for Cloud based industrial middleware and financial services products and services generally, but also for products and services delivered via our business model in particular. There are still a significant number of organizations that have not adopted the functions represented by our products and services at all, and it is unclear whether such organizations ever will adopt such functions and, if they do, whether they will desire a solution like ours. As a result, we cannot assure you that our products and services will achieve and sustain the high level of market acceptance that is critical for the success of our business.

If for any reason we are not able to develop enhancements and new features, keep pace with technological developments or respond to future disruptive technologies, our business will be harmed.

Our future success will depend on our ability to adapt and innovate. To attract new clients and increase revenue from existing clients, we will need to enhance and improve our existing products and services and introduce new features. The success of any enhancement or new feature depends on several factors, including timely completion, introduction and market acceptance. If we are unable to successfully develop or acquire new features or platforms or enhance our existing solution to meet client needs, our business and operating results will be adversely affected.

In addition, because our solution is designed to operate on a variety of network, hardware and software platforms using Internet tools and protocols, we will need to continuously modify and enhance our solution to keep pace with changes in Internet-related hardware, software, communication, browser and database technologies. If we are unable to respond in a timely and cost-effective manner to these rapid technological developments, our solution may become less marketable and less competitive or obsolete and our operating results may be negatively impacted.

Finally, our ability to grow is subject to the risk of future technologies. If new technologies emerge that are able to deliver products and services similar to our own at lower prices, more efficiently or more conveniently, such technologies could adversely impact our ability to compete.

If we fail to adequately protect our proprietary rights, our competitive advantage could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.

Our success is dependent, in part, upon protecting the intellectual property we license from an off-shore entity. We rely on a combination of patents and patent pending applications, copyrights, trademarks, trade secret laws and contractual restrictions to establish and protect our proprietary rights in our products and services. However, the steps we take to protect our intellectual property may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our licensed products may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying and use of our products and proprietary information may increase.

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We enter into confidentiality and invention assignment agreements with our employees and consultants and, to the maximum extent possible, enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to and distribution of our products and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our solution.

We have a license agreement for the technology we use in our products and services, but our right to use the technology depends upon the continuation of the license agreement with our licensor.

We have a royalty-free license to use all of our intellectual property in perpetuity from an affiliated off-shore company that owns all of the intellectual property. Nevertheless, there are circumstances in which our licensor is permitted to terminate our license agreement and retrieve its intellectual property. These circumstances include our failure to defend infringement actions, prosecute pending and new patent and other IP applications vigorously, reimburse our licensor for certain categories of costs and expenses including insurance, litigation fees, filing fees, and indemnify our licensor against all claims arising out of our use of the intellectual property regardless of by whom such claims may be asserted. In addition, the license agreement terminates in the event we suffer certain economic adverse experiences such as a bankruptcy. The termination of our license agreement would result in our inability to conduct our business.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could seriously harm our brand and adversely impact our business.

We may be sued by third parties for alleged infringement of their proprietary rights.

Our subsidiary Cogent has been in operation for 16 years and has never been the subject of a litigation claim for infringement or other violations of anyone’s intellectual property. Nevertheless, there is considerable patent and other intellectual property development activity in our industry. Our success depends upon our not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing upon their intellectual property rights, and we may be found to be infringing upon such rights. We have and may in the future obtain licenses from third parties to forestall or settle any potential claims of alleged infringement of our products and technology upon the intellectual property rights of others. Discussions and negotiations with such third parties, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business.

In the future, we may receive claims that our products and technology infringe or violate the claimant’s intellectual property rights. However, we may be unaware of the intellectual property rights of others that may cover some or all of our technology or products. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our clients or distributors in connection with any such litigation and to obtain licenses, modify products, or refund fees, which could further exhaust our resources. In addition, we may pay substantial settlement costs which could include royalty payments in connection with any such litigation and to obtain licenses, modify products, or refund fees, which could further exhaust our resources. Furthermore, we may pay substantial settlement costs which could include royalty payments in connection with any claim or litigation, whether or not successfully asserted against us. Even if we were to prevail, any litigation regarding our intellectual property could be costly and time consuming and divert the attention of our management and key personnel from our business operations.

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Our results of operations may be adversely affected if we are subject to a protracted infringement claim or a claim that results in a significant damage award.

We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors grows and the functionality of products in different industry segments overlaps. Our competitors or other third parties may challenge the validity or scope of our intellectual property rights. A claim may also be made relating to technology that we acquire or license from third parties. If we were subject to a claim of infringement, regardless of the merit of the claim or our defenses, the claim could:

•	require costly litigation to resolve and the payment of substantial damages;

•	require significant management time;

•	cause us to enter into unfavorable royalty or license agreements;

•	require us to discontinue the sale of our products; or

•	require us to indemnify our clients or third-party service providers.

Risks Related to this Offering and our Common Stock

Our common stock is subject to the penny stock regulations that impose restrictions on the marketability of our common stock. As a consequence, the ability of our stockholders to sell shares of our common stock could be impaired.

The Securities and Exchange Commission (the “Commission”) has adopted regulations that generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions that are not applicable to our company at present. Our common stock is subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. The regulations require that prior to any transaction involving a penny stock, a risk disclosure schedule must be delivered to the buyer explaining the penny stock market and its risks. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase, and must have received the purchaser's written consent to the transaction prior to sale. As such the market liquidity for the common stock will be limited to the ability of broker-dealers to sell it in compliance with the above-mentioned disclosure requirements.

You should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers;

•	“boiler room” practices involving high-pressure sales tactics;

•	manipulation of prices through prearranged matching of purchases and sales;

•	the release of misleading information;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	dumping of securities by broker-dealers after prices have been manipulated to a desired level, which hurts the price of the stock and causes investors to suffer loss.

We are aware of the abuses that have occurred in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, we will strive within the confines of practical limitations to prevent such abuses with respect to our common stock.

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Requirements associated with being a public company will increase our costs significantly, as well as divert significant company resources and management attention.

Before this offering, we have not been subject to the reporting requirements of the Exchange Act or the other rules and regulations of the SEC or any stock exchange relating to publicly-held companies. We are working with our legal, independent auditing and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and fulfill our obligations as a public company. These areas include corporate governance, corporate controls, internal audit, disclosure controls and procedures, financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, the expenses that will be required in order to prepare adequately for being a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable management time and attention.

Our common stock has not traded publicly before this offering, and we expect the price of our common stock to fluctuate substantially.

There has not been a public market for our common stock before this offering. A trading market for our common stock may not develop or be liquid. If you purchase shares of our common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price was determined by us. You may not be able to resell your shares above the initial public offering price and may suffer a loss of some or all of your investment.

We intend to apply for admission to quotation of our securities on the OTC Bulletin Board after this registration statement is declared effective by the SEC.  If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so.  No market makers have committed to becoming market makers for our common stock and it is possible that none may do so.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Other factors that could cause fluctuations in our stock price may include, among other things, the numerous risks and uncertainties as described under “Risk Factors” and under “Cautionary Statement Regarding Forward-Looking Statements.”

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted.

We currently do not intend to pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare or pay dividends on our common stock. We may also enter into agreements in the future that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

You may experience dilution of your ownership interest due to the future issuance of additional shares of our common stock.

We are in a capital intensive business and we will not have sufficient funds to finance the growth of our business or to support our projected programming, marketing, sales, distribution, and personnel expenditures. As a result, we will require additional funds from further equity or debt financings, or sales of preferred shares or convertible debt to complete the development of our projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of common stock offered hereby. We are currently authorized to issue an additional 20,660,000 shares of common stock and 4,995,000 shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes, potentially at an offering price or conversion price that is below the offering price for common stock in this offering.

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We have limited the liability of, and have agreed to indemnify, our directors and officers, which may result in these parties assuming greater risks.

The liability of our directors and officers is limited, and we have agreed to indemnify each of them to the fullest extent permitted by law. Under our articles of incorporation and bylaws, the liability of our directors, officers and employees is limited. In addition, we have contractually agreed to indemnify our directors and officers to the fullest extent permitted by law. These protections may result in the indemnified parties tolerating greater risks when making decisions than otherwise would be the case. The indemnification arrangements may also give rise to legal claims for indemnification that are adverse to us and holders of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any national market or securities exchange or in the over-the-counter market. As there is no existing public market for our securities, the shares offered for resale hereunder by the selling security holders must initially be offered at a fixed price.

The sales price to the public of the shares of our common stock offered by the selling security holders under this prospectus is fixed at $0.10 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board and a public market exists for our common stock. This fixed sales price was determined by using the most recent price paid in cash that we received for our stock, which was the price in our Regulation S offering to the selling security holders as described below in the “Selling Security Holders” section. We expect that the selling security holders will offer their stock in lots of at least 100 shares at the fixed price set forth in the cover table. It is uncertain, however, how much demand there will be for these shares prior to the commencement of the public trading market.

SELLING STOCKHOLDERS

From October 31, 2011 to March 27, 2012, we sold an aggregate of 9,320,000 shares of our common stock to 68 purchasers in transactions exempt from registration pursuant to Regulation S promulgated by the SEC pursuant to the Securities Act.  The purchase price per share in this Regulation S offering was $0.01 and all of the purchasers were non-U.S. persons as defined in Regulation S. From March 27 to March 29, 2012, we sold an aggregate of 14,000 shares of our common stock to 16 purchasers in transactions exempt from registration pursuant to Regulation S promulgated by the SEC pursuant to the Securities Act. The purchase price per share in this Regulation S offering was $0.10 and all of the purchasers were non-U.S. persons as defined in Regulation S.

We raised $13,600 in gross proceeds from the Regulation S offering. The business purpose of the Regulation S offering was to raise capital for us to pay a portion of our legal fees and other expenses related to this registration and for getting our common stock eligible for quotation on the OTC Bulletin Board.

This prospectus covers the sale by the selling security holders from time to time of 9,334,000 shares of our common stock sold by us in these Regulation S offerings.

The term “selling security holder” includes (i) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the shares of common stock covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

We have listed below:

●	the name and address of each selling security holder;

●	the number of shares of common stock beneficially owned by each selling security holder as of the date of this prospectus;

●	the maximum number of shares of common stock being offered by each of the selling security holders in this offering; and

●	the number of shares of common stock to be owned by each selling security holder after this offering (assuming sale of such maximum number of shares) and the percentage of the class which such number constitutes (if one percent or more).

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None of the selling security holders are a registered broker-dealer or an affiliate of a registered broker-dealer.

During the last three years, no selling security holder has been an officer, director or affiliate of our company, nor has any selling security holder had any material relationship with our company or any of our affiliates during that period. Each selling security holder in the Regulation S offering represented at the closing of the private placement that it was acquiring the shares of our common stock for its own account and not on behalf of any U.S. person, and the resale of such shares has not been pre-arranged with a purchaser in the United States.

The shares of common stock being offered hereby are being registered to permit public secondary trading, and the selling security holders are under no obligation to sell all or any portion of their shares included in this prospectus.  The information contained in the following table is derived from information provided to us by the selling security holders, our books and records, as well as from our transfer agent.

Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a selling security holder is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date.

For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling security holders.

Name and Address of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering(*)

Baypoint Investments, Ltd. (1)	2,250,000	2,250,000	0	*
33 Harbour Bay Plaza, Suite 1252 East Bay Street Nassau, Bahamas

Burnt Rock Investments, Ltd. (2) Frederick Street Norfork House, Suite 321 Nassau, Bahamas	2,250,000	2,250,000	0	*

Hampton Bays Holdings, Ltd. (3) Kings Court, 3rd Floor, Bay Street Nassau, New Providence, Bahamas	2,250,000	2,250,000	0	*

Stoneland, Ltd. (4) Clarkes Estates Cades Bay Nevis, West Indies	2,250,000	2,250,000	0	*

Ann Benford The Old Barn Main Street, Woodthorpe, Loughborough, Leicestershire UK LE12 8UG	5000	5000	0	*

(1)	The voting and dispositive powers for the shares of Common Stock owned by Baypoint Investments is held by Chang Yong You.
(2)	The voting and dispositive powers for the shares of Common Stock owned by Burnt Rock Investments is held by Young Hae Shin.
(3)	The voting and dispositive powers for the shares of Common Stock owned by Hampton Bays Holdings is held by Aysan Celik.

(4)	The voting and dispositive powers for the shares of Common Stock owned by Stoneland is held by Yaroslava Gryshyna.

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Roger Benford The Old Barn Main Street, Woodthrope, Loughborough, Leicestershire UK LE12 8UG	5000	5000	0	*

Gillian Dunn 8 Antrum Road Hermanus, South Africa 7201	5000	5000	0	*

James Dunn 8 Antrum Road Hermanus, South Africa 7201	5000	5000	0	*

Lisa Dunn 8 Antrum Road Hermanus, South Africa 7201	5000	5000	0	*

Irene Grice 839 Roland Avenue Fenwick, Ontario Canada L0S 1C0	5000	5000	0	*

Jack Grice 839 Roland Avenue Fenwick, Ontario Canada L0S 1C0	5000	5000	0	*

Andreas Louw Reitvlei 1, P.O. Box 105 Montagu, South Africa 6720	5,000	5,000	0	*

Janine Louw Reitvlei 1, P.O. Box 105 Montagu, South Africa 6720	5000	5000	0	*

Patrick McNeill 24 Wellesley Street West, Suite 1913 Toronto, Ontario Canada M4Y 2X6	5000	5000	0	*

Takeshi Mitsuhashi 402 Sezaru Unit 2 L-2-6-15 Tokyo, Japan	5000	5000	0	*

Tadao Mitsuhashi 4335-6 Kumiage Hokoto City Ibaraki, Japan 311-2103	5000	5000	0	*
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Yuri Mitsuhashi 4335-6 Kumiage Hokoto City Ibaraki, Japan 311-2103	5000	5000	0	*

Thomas Noel 1944 Fairmeadow Crescent Ottawa, Ontario Canada K1H 7B9	5,000	5,000	0	*

Theresa Oliver 110 Meadowlark Drive Georgetown, Ontario Canada L7G 6N6	5000	5000	0	*

Esther Pacheo 1369 Bloor Street West Toronto, Ontario Canada M6P 4J4	5000	5000	0	*

Scott Priest 78 Warwick Road Broughton Ashley, Leicester United Kingdom LE9 6SB	5,000	5,000	0	*

Susan Priest 78 Warwick Road Broughton Ashley, Leicester United Kingdom LE9 6SB	5000	5000	0	*

Cornette Smith 100 Hoyt Crescent Morelet, Pretoria South Africa 0044	5000	5000	0	*

Craigh Smith 100 Hoyt Crescent Morelet, Pretoria South Africa 0044	5000	5000	0	*

Michelle Smith-Venter P.O. Box 31117 Tokai, South Africa 7966	5000	5000	0	*

Natalie Talbot 1944 Fairmeadow Crescent Ottawa, Ontario Canada K1H 7B9	5000	5000	0	*
17

Alison Thomas 155 Robinson Road Cambridge, Ontario Canada K1H 7B9	5,000	5,000	0	*

Karen Thomas 155 Robinson Road Cambridge, Ontario Canada K1H 7B9	5,000	5,000	0	*

Mike Thomas 155 Robinson Road Cambridge, Ontario Canada K1H 7B9	5,000	5,000	0	*

Ronald Thomas 7B-350 Doon Valley Drive Kitchener, Ontario Canada N2P 2M9	5,000	5,000	0	*

Shirley Thomas 7B-350 Doon Valley Drive Kitchener, Ontario Canada N2P 2M9	5000	5000	0	*

Christiaan Venter P.O. Box 31117 Tokai, South Africa 7966	5000	5000	0	*

Marita Visser Rietvlei 2, P.O. Box 239 Montagutown South Africa 6140	5,000	5,000	0	*

Peter Visser Rietvlei 2, P.O. Box 239 Montagutown South Africa 6140	5,000	5,000	0	*

Alison Wilmot P.O. Box 2261 Grahamstown, South Africa 6140	5,000	5,000	0	*

Ian Wilmot P.O. Box 2261 Grahamstown, South Africa 6140	5,000	5,000	0	*

Sally Wilmot P.O. Box 2261 Grahamstown, South Africa 6140	5,000	5,000	0	*
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Peter Wilmot P.O. Box 2261 Grahamstown, South Africa 6140	5,000	5,000	0	*

Jennifer Withers 26 Hepburn Crescent Georgetown, Ontario Canada L7G 5P8	5,000	5,000	0	*

Kevin Withers 26 Hepburn Crescent Georgetown, Ontario Canada L7G 5P8	5,000	5,000	0	*

Cecily Massart P.O. Box 134 Kenton-on-Sea South Africa 6191	5,000	5,000	0	*

Scott Nunweiler 262-32-5-103 Kamigocho, Yokohama, Japan 247-0013	5,000	5,000	0	*

Francois van Vuuren Beause jour 21 Givisiez, Switzerland 1762	5,000	5,000	0	*

Kristen Yu 401-30 Heron’s Hill Way North York, Ontario Canada M2J 0A7	5,000	5,000	0	*

Norma Patterson 9 Hopton Lane Hanwell, New Brunswick Canada E3C 1M8	5,000	5,000	0	*

Ray Patterson 9 Hopton Lane Hanwell, New Brunswick Canada E3C 1M8	5,000	5,000	0	*

Joni Torunski 98 Somerset Drive Hanwell, New Brunswick Canada E3C 1M8	5,000	5,000	0	*
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Stephen Torunski 98 Somerset Drive Hanwell, New Brunswick Canada E3C 1M8	5,000	5,000	0	*

BrandonTorunski 98 Somerset Drive Hanwell, New Brunswick Canada E3C 1M8	5,000	5,000	0	*

Brock Torunski 98 Somerset Drive Hanwell, New Brunswick Canada E3C 1M8	5,000	5,000	0	*

Brodie Torunski 98 Somerset Drive Hanwell, New Brunswick Canada E3C 1M8	5,000	5,000	0	*

Jane Conrad 46 Iona Avenue Rothesay, New Brunswick Canada E2E 3J6	5,000	5,000	0	*

Karl Conrad 46 Iona Avenue Rothesay, New Brunswick Canada E2E 3J6	5,000	5,000	0	*

Colton Conrad 46 Iona Avenue Rothesay, New Brunswick Canada E2E 3J6	5,000	5,000	0	*

Rebecca Dunphy B-370 Maple Street Frederickton, New Brunswick Canada E3A 3R4	5,000	5,000	0	*

Derek Smallwood 30 Loop Road Upper Mills, New Brunswick Canada E3L 5Y2	5,000	5,000	0	*

Wanda Dunphy 17 Cobblestone Drive Hanwell, New Brunswick Canada E3E 2M6	5,000	5,000	0	*
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Zach Hapeman 17 Cobblestone Drive Hanwell, New Brunswick Canada E3E 2M6	5,000	5,000	0	*

Kevin Thomas 63 West Lodge Avenue Toronto, Ontario Canada M6K 2T6	5,000	5,000	0	*

Rhian Thomas 702 Shaw Street Toronto, Ontario Canada M6G 3L7	5,000	5,000	0	*

Edan Thomas 702 Shaw Street Toronto, Ontario Canada M6G 3L7	5,000	5,000	0	*

George Guerra 351 Clinton Street Toronto, Ontario Canada M6G 2Y7	5,000	5,000	0	*

Amy Maria Maccarone 106 Hewitt Crescent Ajax, Ontario Canada L1S 7B6	5,000	5,000	0	*

Paul Zammit 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	5,000	5,000	0	*

Deona Zammit 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	5,000	5,000	0	*

Peggy Zammit 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	5,000	5,000	0	*

Sondra Zammit 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	5,000	5,000	0	*
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Shari McMaster 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	5,000	5,000	0	*

Alizera Jahangir 810-177 Linus Road Toronto, Ontario Canada M2J 4S5	500	500	0	*

Jaleh Jahangir 810-177 Linus Road Toronto, Ontario Canada M2J 4S5	500	500	0	*

Bijan Jahangir 810-177 Linus Road Toronto, Ontario Canada M2J 4S5	500	500	0	*

Saghi Khalvati 810-177 Linus Road Toronto, Ontario Canada M2J 4S5	500	500	0	*

Maryam Sedaghat 2502-153 Beecroft Road Toronto, Ontario Canada M2N 7C5	500	500	0	*

Peter Hogg 15 Broadmead Avenue Toronto, Ontario Canada M1M 1C3	1,500	1,500	0	*

Suk Fong Wong 201 Cedarvale Avenue Toronto, Ontario Canada M4C 4K3	500	500	0	*

Shue-Hang Wong 201 Cedarvale Avenue Toronto, Ontario Canada M4C 4K3	500	500	0	*

Anwaral Kazi 93 Chartway Boulevard Scarborough, Ontario Canada M1C 5H2	500	500	0	*

Kent Wong 45 Ferguson Street Scarborough, Ontario Canada M1L 0C9	500	500	0	*
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Samson Chang 82 Cornwallis Drive Scarborough, Ontario Canada M1P 1H7	500	500	0	*

Khai Van Trieu 82 Cornwallis Drive Scarborough, Ontario Canada M1P 1H7	500	500	0	*

Peter Adam Kremer 40 Winkler Terrace Toronto, Ontario Canada M1L 0C9	500	500	0	*

Gloria Kremer 40 Winkler Terrace Toronto, Ontario Canada M1L 0C9	500	500	0	*

Insequor Capital, Inc. (5) Suite 13, First Floor Oliaji Trade Center, Francis Rachel Street Victoria, Mahe Republic of Seychelles	5,000	5,000	0	*

Ling Fang 2612 - 2181 Yonge Street Toronto, Ontario Canada M4S 3H7	1,000	1,000	0	*

(5)	The voting and dispositive powers for the shares of Common Stock owned by Insequor Capital is held by Irina Novikova.

(*) Indicates less than 1%.

PLAN OF DISTRIBUTION

As of the date of this prospectus, there is no market for our securities. After the date of this prospectus, we expect to have an application filed with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the OTC Bulletin Board. Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling security holders will be offering our shares of common stock at a fixed price of $0.10 per share of common stock.  After our common stock becomes eligible for trading on the OTC Bulletin Board, the selling security holders may, from time to time, sell all or a portion of the shares of common stock on the OTC Bulletin Board or any market upon which the shares of common stock may be listed or quoted in the United States, in privately negotiated transactions or otherwise. After our common stock becomes eligible for trading on the OTC Bulletin Board, such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.

After our common stock becomes eligible for trading on the OTC Bulletin Board, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

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●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any of these methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA/NASD Rule 2440 in the FINRA Manual; and in the case of a principal transaction a markup or markdown in compliance with FINRA/NASD IM-2440. Before our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a price per share of $0.10.  After our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share.

In connection with the sale of shares, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling security holders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge shares to broker-dealers that in turn may sell these shares. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to that broker-dealer or other financial institution of shares offered by this prospectus, which shares that broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect that transaction).

We will be paying certain fees and expenses incurred by us incident to the registration of the shares.

We will keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of common stock under this registration statement, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a selling security holder will be able to advise a selling security holder whether our shares of common stock is exempt from registration with that state for secondary sales.

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Any person who purchases shares of common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.  When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

Penny Stock Regulations

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person’s account for transactions in penny stocks; and

●	That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	Obtain financial information and investment experience objectives of the person; and

●	Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

  The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination; and

●	Specifies that the broker or dealer received a signed, written agreement.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are currently authorized to issue 70,000,000 shares of common stock having a par value of $0.001 per share and 5,000,000 shares of preferred stock, having a par value of $0.001 per share. As of August 23 , 2012, we had 49,334,000 shares of common stock issued and outstanding and 5,000 shares of Series A Preferred stock issued and outstanding.

Preferred Stock

Under our Articles of Incorporation, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

In March 2012, the Board authorized the issuance of 5,000 shares of our Series A Preferred Stock (the “Series A Preferred Stock”) with the following characteristics: (i) the Series A Preferred voting as a separate class has the right to elect a majority of our Board of Directors until December 31, 2016; and (ii) the Series A Preferred votes together with the common stock on all matters presented for a vote as a single class with each Series A Preferred having the equivalent of 100 votes per share. The Series A Preferred were issued to Sakura Software (3,617 such shares) and Benford Consultancy (1,383 such shares). Sakura Software and Benford Consultancy are each owned, respectively, by our CEO and COO, which means that they will elect a majority of our Board of Directors for the next four years. The Series A Preferred do not have any conversion rights and are not entitled to participate in any dividends or other distributions from the Company.

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Common Stock

We are authorized to issue 70,000,000 shares of common stock, $0.001 par value per share, of which 49,334,000 shares were issued and outstanding as of August 23 , 2012. The holders of outstanding common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board may from time to time determine. We have no present intention of paying dividends on our common stock. Upon liquidation, dissolution or winding up of the Company, and subject to the priority of any outstanding preferred stock, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock at the time outstanding. No holder of shares of common stock has a preemptive right to subscribe to future issuances of securities by the Company. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee except that Richard C. Fox of Fox Law Offices, P.A. is Secretary of the Company.

The financial statements of Skkynet have been included herein and in the Registration Statement in reliance upon the report of Hood & Associates, CPAs P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by Fox Law Offices, P.A., Jensen Beach, Florida. Mr. Richard C. Fox, the principal of Fox Law Offices, P.A. is the Secretary of the Company.

BUSINESS

Skkynet is a newly-formed Nevada corporation headquartered in Toronto, Canada. Skkynet operates two different lines of business through its wholly-owned subsidiary Cogent Real-Time Systems, Inc. (Cogent). Skkynet was formed primarily for the purpose of taking the existing business lines of Cogent and its current and future customers and integrating these businesses with Cloud based systems. We also intend to expand the areas of business activity to which the kinds of products and services we provide are applied.

In a report dated December 1, 2011 International Data Corporation (“IDC”) predicts that worldwide IT spending will grow 6.9% year over year to $1.8 trillion in 2012, while the IT industry redefines itself.  IDC also forecasted on June 20, 2011 that public IT Cloud services spending will reach $72.9 billion by 2015.  The same IDC research report states that over the next five years spending on public IT Cloud services will expand at a compound annual growth rate (CAGR) of 27.6 percent from $21.5 billion in 2010 to $72.9 billion in 2015.  On March 27, 2012, Gartner forecast that the worldwide Software-as-a-Service (“SaaS”) market is expected to grow from $12.3 billion in 2011 to $14.5 billion in 2012, a 18% annual increase, and to reach $22.1 billion in 2015.  According to a 2011 WinterGreen Research report, Cloud middleware systems markets will grow worldwide from $1.5 billion in 2010 to $4.3 billion by 2017.  Cloud computing middleware represents the base for development of all Cloud computing infrastructure as it supports systems integration and systems self-provisioning. In a report dated April 5, 2011, Infonetics Research forecasts the overall managed security services market, including Common Platform Enumeration (“CPE”), SaaS, and Cloud services, to reach just under $17 billion by 2015. In a recent whitepaper by Ovum dated May 2011, Cloud service adoption is reportedly up 61% from 2010 and 45% of multinational corporations (MNCs) already use Cloud sourcing for at least some elements of key IT services.

Overview

We provide software and related systems and facilities to collect, process and distribute real-time information over a network. This capability allows our customers to both locally and remotely manage, supervise and control industrial processes and financial information systems. By using our software and where requested by a client, our web based assets, we give clients and their customers (to the extent relevant) the ability and the tools to observe and interact with these processes and services in real-time as they are underway and to give them the power to analyze, alter, stop or otherwise influence these activities to conform to their plans.

We believe there is a steady movement of manufacturing facilities from developed countries to underdeveloped countries because of the economic advantages of lowering production costs; however, this relocation process should not be viewed in traditional frameworks alone. In the United States there is a movement from high to low-cost states such as Alabama, and, for other reasons, European and Asian manufacturers are locating their own manufacturing facilities within the United States. The tendency is to relocate physical plants while preserving the overall engineering skills, process analytics and related intellectual property and management systems at home. This geographical distinction between production and engineering requires the ability to remotely monitor these systems during operations to control processes in real-time while preserving the safety, confidentiality and integrity of the manufacturer’s process and information. Our products are designed to address these issues and concerns.

Although we are primarily involved thus far in the areas of industrial processing and financial services, the concepts and software underlying our existing products and services are applicable to a variety of areas including fleet tracking, energy usage monitoring and control including wind power, solar power and agriculture. Our products are modular in design, and are therefore well-suited for use in OEM and embedded products. We have obtained existing clients in some of these areas, but to date we have not had the resources to pursue systematically the marketing and sale of our products and services to these industries.

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Our Status as an Emerging Growth Company

We are an “emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). An EGC is defined as a company with total annual gross revenues of less than $1 billion in its most recently completed fiscal year. An EGC will retain such status until the earlier of: (1) the fifth anniversary of the date it first sold securities pursuant to an IPO registration statement; (2) the last day of the fiscal year in which it first exceeds $1 billion in annual gross revenues; (3) the time it becomes a large accelerated filer (an SEC registered company with a public float of at least $700 million); or (4) the date on which the EGC has, within the previous three years, issued $1 billion of nonconvertible debt.

The JOBS Act affords an EGC an opportunity to get a temporary reprieve from certain SEC regulations by exempting an EGC from these regulations for up to five years. These eased requirements include an exemption from certain financial disclosure and governance requirements and relaxed restrictions on the sale of securities. The JOBS Act also increases the number of shareholders a company must have before becoming subject to the U.S. Securities and Exchange Commission’s (“SEC”) reporting and disclosure rules. The JOBS Act provides scaled disclosure provisions for EGCs, including, among other things:

permitting EGCs to include only two years of audited financial statements in the registration statement filed under the Securities Act of 1933 (the “Securities Act”) for an IPO of common equity securities;

allowing EGCs to comply with the smaller reporting company version of Item 402 of Regulation S-K;

removing the requirement that EGCs comply with Sarbanes-Oxley Act Section 404(b) auditor attestation of internal control over financial reporting;

removing the requirement to comply with the “say on pay” rules of the Securities Exchange Act of 1934 (the “Exchange Act”); and

the formation of certain committees and preparation of charters for such committees including compensation and nominating committees.

Section 107(b) of the JOBS Act also permits an EGC to elect an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until such time as these new or revised standards are made applicable to all private companies. If the Company made this election it would mean that our financial reporting would not conform to that of existing smaller reporting companies formed prior to the passage of the JOBS Act. Accordingly, we have elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to section 107(b) of the JOBS Act which means that our accounting and financial reporting requirements will conform to all requirements of existing “smaller reporting companies” under the Securities Exchange Act of 1934 (the “Exchange Act”). Under the JOBS Act our election is irrevocable.

Our acquisition of Cogent

In March 2012, we completed the acquisition of all of the issued and outstanding shares of common stock of Cogent from Sakura Software Inc. and Benford Consultancy Inc. in exchange for a total of thirty million (30,000,000) restricted shares of our common stock, as a result of which Cogent became our wholly-owned subsidiary. As part of the exchange transaction we also issued 5,000 Series A Preferred shares to Sakura Software and Benford Consultancy Prior to the closing of the exchange transaction, we did not have any operating revenues. At the acquisition closing, Cogent’s business consisted primarily of providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products, and then making that data available over a network using industry-standard protocols. Cogent currently markets its products and services primarily to manufacturers in industrial processes and financial services companies. Cogent had approximately $720,000 in annual revenues from its operations for its fiscal year ended October 31, 2011.

Our business

We are an industrial middleware vendor that has specialized in providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products, and making that data available over a network using industry-standard protocols. We have introduced a number of innovations to our real-time data products including a high speed redundancy facility and a web-based user interface providing desk-top quality graphics. We have a patent-pending technology that addresses the data transmission problems of data rate, latency, redundancy, and security in Cloud based systems with a unique push-pull system that insulates both a plant and a remote user from opening their firewalls to the Internet.

Our system can operate as a simple add-on to existing Supervisory Control and Data Acquisition (SCADA) or as the basis for new deployment. SCADA is a system that collects information from various sensors installed at a factory or other remote locations. All of the collected data is sent to a common or central computer for further processing and storage and is used to describe control processes in various industries such as water treatment, manufacturing processes, and environmental procedures.

Our proposed Cloud services will be compatible with our existing software. Current customers of our DataHub® software will easily be able to configure it to immediately take advantage of our Cloud services as they become available. Our DataHub® software includes applications for all of the following uses:

—	real-time web display of data, which includes collaborative screen development and full permissions-based access;
—	connection to data from OPC (open process control) and DDE (dynamic data exchange) servers to produce immersive real-time displays to analyze the current status of factory production, embedded systems or financial strategies;
—	a feature that enables full data mirroring designed to overcome DCOM (distributed component object models) server issues to permit connection to the most recent data available if a server is temporarily unavailable;
—	data logging which enables both reading and writing of data with any ODBC (open database connectivity) database such as most Windows and Linux databases;
—	creation of a data bridging interface to permit association of data points in one system with corresponding data points in another control system;
—	the ability to provide historical data for both QuickTrend and WebView trend displays;
—	data redundancy features;
—	network system monitoring with the ability to query the operating system it is running on for system status and resource capacity such that this system wide monitoring of critical network resources can help identify problems.

These DataHub® features make our existing customer base a logical first marketing source for the adoption of our Cloud services.

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Our customers

Our customers can be broadly categorized into two groups: industrial automation and financial trading. Industrial automation systems (including remote monitoring and tracking systems) account for approximately 80% of revenue, while financial trading, software support, custom development and legacy system support account for the remainder.

In the industrial automation space, we have customers in a wide variety of business sectors including aerospace, automation and control, chemicals, communications, education, engineering, food and beverage, financial services, healthcare and pharmaceuticals, instrumentation, natural resources, and systems integrators, including several Fortune 100 and large multinational companies. Over a 5 year period we have provided our products and services to more than 600 customers in the following industries: Aerospace, Automation & Control, Chemicals, Communications, Education, Engineering, Energy & Utilities, Financial, Food & Beverage, Government & Municipal, Healthcare & Pharmaceutical, Instrumentation, Manufacturing, Natural Resources and System Integrators.

In the last three years, none of our customers, with one exception, is responsible for more than 10% of our revenues, and twenty (20) customers account for approximately 50% of our gross revenues. During our last three fiscal years ended October 31, 2009, 2010 and 2011, one customer has accounted for 9%, 19% and 13%, respectively, of our gross revenues. Our customers have included many companies among the Fortune 500, and we have sold our products and services to at least 190 such customers in 2011, among the total of over 600 customers in the last 5 years.

Our financial customers are typically small to medium sized specialist trading firms or hedge funds targeting specific niches. We have customers working in risk management, futures trading, commodities trading, arbitrage, energy spot trading and other areas. Our software is used as a data transmission middleware allowing the customer’s analysts to apply proprietary algorithms to market data and then to distribute it to their clients at very high speed. Our customers in the financial sector are generally reluctant to share the details of their deployments due to competitive concerns, making sales by example more difficult.

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Our products and services

We believe that we have substantial room for growth in three primary areas of our business. The first is the expansion of our current line of business providing real-time data middleware to the industrial automation and financial trading markets. Second, is the deployment of our products and services through Cloud-based Saas products. Third, is the application of our products and services to new business lines such as Fleet Tracking Embedded Products, and Energy Usage Monitoring and Control. We have had limited resources to apply to marketing and sales in these areas, and we believe that this revenue can be created and improved through dedicated marketing and sales effort.

Our business is organized such that we license our software under a variety of packaging and financial arrangements. Our software is designed to be modular, such that the customer can choose from a variety of Product Packs and features to create the type of system that they require. There are currently nine (9) different Product Packs such as DataHub® OPC Tunneler and DataHub® WebView. Each Product Pack is a selection of different functionalities chosen from a total of 19 different available features. The customer selects the set of features it requires for its particular application, with the software licensing price determined by that feature set.

In addition, we offer customers the ability to license our products for use as SaaS with a view to relicensing them to others with whom they do business. We also offer our licenses with upgrades in the form of an on-going maintenance program and service program for which we charge additional fees depending upon the package of services requested.

We offer OEM customers the ability to re-brand our software to integrate it with their own product offering. This re-branding can be “shallow” or “deep.” Shallow rebranding modifies the icons, images, name and contact information our software presents to the end user. There is no attempt to hide the fact that the software was developed by us. Deep rebranding attempts to remove all visible indications that our software is being used by the OEM customer. This requires more work and ongoing maintenance, as well as formal agreements with regard to our intellectual property.

Industrial automation systems require expertise to configure properly. Generally the customer has in-house IT expertise regarding its particular process, but may have limited experience with our software or the details of communication integration. We offer consulting services to assist customers in configuring their systems and our software to smoothly integrate into their processes. We provide a limited amount of assistance at no charge as part of the sales cycle. Where the customer requires more involved assistance, we offer consulting services at market rates.

As part of our expansion into Cloud services, we will provide two types of Cloud service: remotely hosted Cloud systems, and locally hosted Cloud systems. In the remotely located case, we will maintain and manage the hardware and operating system infrastructure that allows users to access their industrial automation data via the Internet. In the locally hosted case, the customer is responsible for the hardware and data connectivity, and we will provide the software, and optionally the system administration for that software. A customer who wants a remotely located Cloud system will still be required to run some software locally. Effectively, our existing software will act as a bridge between the plant and the remote Cloud system. If the Cloud system becomes unavailable due to communication outage or hardware failure, the customer’s plant will still continue to run in isolation from the remote Cloud system, simply reconnecting once the remote system becomes available again. In effect, our Cloud offering will act as an extension of the local process to a wide-area network or to the Internet. For reasons of speed, security and resiliency we do not anticipate that customers will accept a purely Cloud-based system for their industrial automation data needs. This may change in future as technology and market expectations change.

Our software is available for download from our web site, www.cogentdatahub.com. A customer can install and use the software in demonstration mode for a limited amount of time, after which they can re-start the software to reset the time limit. This allows a potential customer to configure and test the software in their system before purchase, both to ensure that it will meet their needs and to determine which product features they will want to purchase.

To ensure smooth implementation of our software in a customer’s environment we have organized 15 different technical partners in different geographic areas with whom we cooperate. Some of them also sell related hardware and software products of their own, and assist us in the installation, monitoring and maintenance of our products within their customer base. These technical partners are listed on our website. Ongoing, we will seek to recruit new technical partners.

Our service support to potential and existing customers

The nature of our market and our sales style demand timely and thorough customer support both before and after a sale is made. Because a potential customer can download and test our software, we provide service support even before the sale is made. This supplies the customer with a no-risk mechanism for ensuring that the software will work in their system, and gives us early feedback from the customer. If the customer has questions or concerns, they are answered immediately, making the subsequent sale and installation process simpler.

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During the sales process, we work with customers via telephone or email to help them understand which product features are necessary for their projects. This starts with asking the customer to fill out a short questionnaire explaining their project needs when they ask for a cost quotation. If the customer is unsure about their software requirements, we assist by asking pertinent questions regarding the intended application and by providing clarification on the types of features they need.

We offer customer support via telephone during office hours, email, fax and Internet message board. Where appropriate, we offer live desktop-sharing sessions with customers via Cisco WebEx. This dramatically reduces the time to resolution when the customer’s network and security policy allow it. We have distributors in different parts of the world who offer support in the customer’s time zone and language. We place a high priority on support of distributors, including joint phone calls and WebEx sessions with their customers to arrive at quick and satisfactory resolutions.

We incentivize distributors to develop their technical support capabilities by offering a price discount structure on software sales based on the degree to which the distributor can handle technical support requests from customers. Our goal is to have our sales occur through a combination of our direct efforts and reliance upon our global network of distributors, where the distributor provides support to the customer, and we provide support to the distributor.

Our marketing

We have a variety of marketing activities. Our primary means of contacting customers is through our web site coupled with Google advertising. We use Google ad-words and search engine optimization to draw the attention of customers in our market. Our web site is technical in nature, and includes live demonstrations, training videos and instruction manuals. We invite potential customers to download trial versions of our software prior to purchase.

We maintain distribution relationships with 20 companies around the world, including the United States, Canada and Mexico, Europe (9), India, Japan (3), Korea, Russia and other parts of the former Soviet Union, South America and Taiwan (2). These companies perform their own marketing and promotion to varying degrees, using both original material and material that we provide. We continue to seek new qualified distribution partners.

In addition to the foregoing, we engage in the following activities as part of our marketing efforts. We maintain targeted banner advertising on the OPC Foundation web site ( www.opcfoundation.org ). This is augmented by a quarterly publication, OPConnect, in which we place product announcements and case studies. We send a monthly newsletter to an opt-in mailing list of more than 2500 customers and contacts. We produce periodic press releases through a web-based press release service. We maintain Twitter, YouTube and blog accounts for outreach to our customers and to draw attention to aspects of our software and market.

We write and publish case studies of successful implementations of our software. These are sometimes produced in cooperation with distributors, and are occasionally published in industry trade magazines. We publish white papers on technical subjects and send them to prospects and distributors, as well as distribute them on our website and through trade magazine websites. These activities are focused on education rather than promotion.

Our revenue sources

Our revenue comes from the following sources:

•	Software licensing for industrial automation systems
•	Software licensing for OEM customers
•	Software licensing for financial trading systems
•	Software support program renewals
•	Legacy installation support
•	Custom integration and development

More than 80% of our revenues are derived from software licensing for industrial automation systems; while financial trading, software support, custom development and legacy system support account for the remainder.

Our expenses

Our typical expenses are primarily incurred in the following areas: wages, benefits and contractors of which about half is for software development; office and general; sales, marketing, advertising and promotion. In fiscal year 2011 we incurred a unique, one-time charge of approximately $350,000 for professional services in connection with the formation of Skkynet and the instant public offering filing, that accounted for approximately 35% of our expenses in that year. In future years we expect the proportion of expenses in our operating budgets allocable to the categories of programming development and sales personnel to increase as well as the expenses associated with creating and maintaining a Cloud-based site for our customers.

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Our business plans

We believe that we have substantial room for growth in three primary areas of our business. The first is the expansion of our current line of business providing real-time data middleware to the industrial automation and financial trading markets. Second, is the deployment of our products and services through Cloud-based Saas products. Third, is the application of our products and services to new business lines such as Fleet Tracking, Embedded products, and Energy Usage Monitoring and Control. We have had limited resources to apply to marketing and sales in these areas. We believe that this revenue can be improved through dedicated marketing and sales effort.

We expect the second area of growth to be in the provision of Cloud services for real-time data. This is a market that is still in its formative stages around the world, and our technology is well suited to its development. We will expand and focus our software development on modifying our existing products to provide a smoother and more secure user experience for real-time data handling in the Cloud. Real-time Cloud systems require two components – a local component running at the customer’s site, and a Cloud component running on a managed Cloud infrastructure system. Our software development will focus on improving the security and reducing the friction for users to deploy the local component on their systems. At the same time, we will improve the user experience and automation of the Cloud component to reduce the cost of management, deployment and scaling as the number of customers grows. We will rent Cloud server space from Cloud infrastructure providers such as Amazon, and/or run and maintain our own servers. Our plan is to start by renting server space and to transition to our own servers as resources permit, and if there is an economic rationale to do so.

We recognize that not all customers will be willing to entrust some of their data transmission to a third party, or to an Internet-based server. In these cases, we will offer to deploy our software on private servers managed by the customer. These “private Cloud” systems will require IT professionals to maintain them, and will further require the attention of experts knowledgeable in real-time data systems. We will offer our expertise on an ongoing basis to partially or completely manage private Cloud systems on behalf of our customers.

The third area of growth is also related to Cloud systems. For the past 15 years, commercial activity on the Internet has been dominated by business-to-consumer or business-to-business applications. The advent of extremely low-cost and low power consumption sensors will change that, making the Internet into a viable medium for machine-to-machine applications. That is, sensors, machines, appliances and other devices will become directly-connected data transmitters, numbering in the billions. This rise of machine-to-machine communication will require the kinds of real-time data distribution that will be at the center of our Cloud activity. We believe that our Cloud services will be positioned to take advantage of the future development of this “Internet of Things.” Some examples of applications that need this kind of data access are home energy monitoring, commercial building energy management, agricultural monitoring, weather monitoring, remote seismic sensing, fleet tracking and asset maintenance. Currently, we do not have any customers or revenues in this area so that it is not possible to foresee whether and to what extent, if at all, this aspect of our potential business will develop.

These business areas are inter-related. A customer of our Cloud services will also need to install our middleware software in their plant. Any existing middleware customer is a potential customer for our Cloud services. In effect, each of our commercial offerings will act as a possible source of sales for the others. Our goals in increasing our sales of middleware software are both to improve short-term revenue and to create a market for our Cloud services. Once established, our Cloud services will further create a market for our middleware products.

In order to pursue all of these business areas, we will require capital to hire the personnel needed to explore and develop a strategy to pursue potential customers in each area.

Our intellectual property

We have an exclusive license of all of our intellectual property from an affiliated corporation that is 100% indirectly owned by our CEO and COO. See “Certain Relationships and Related Transactions.” As a result of this license we have several patent applications pending for the real-time technologies employed in our software products. The first patent family is directed toward a system and method for providing real-time data to a web browser through use of a Rich Internet Application (“RIA”). Specifically, the graphical and networking features of RIA frameworks allow our software to provide low-latency, real-time data applications in a traditional web browser. The patent family includes U.S. Patent Application Serial No. 12/905,319 (published as US 2011/0093568 A1), International Patent Application Serial No. PCT/CA2010/001616 (published as WO 2011/044686, with International Search Report and Written Opinion), and National Phase applications currently filed in Europe, Japan, China, Canada, South Korea, Brazil, Australia and India.

The second patent family was recently filed as a U.S. provisional application (unpublished) directed towards a system and method for providing bi-directional streaming communication over the HTTP or HTTPS protocol between a client and a server. The method provides a long-lived, bi-directional communication mechanism from a web client that is performed entirely over HTTP or HTTPS, also operable with existing browser and RIA technology. We intend to file for patent protection in multiple jurisdictions, in keeping with the first patent family, and also in jurisdictions with potential customer growth.

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We are currently working on a third patent application directed toward methods of real-time data redundancy.

As part of our license we have the exclusive right to use several registered trademarks including “DATAHUB”® which is registered in the United States and Canada. We also have pending trademark applications for the “SKKYNET” mark in the United States and Canada. We have trade secrets and technical know-how that we protect through confidentiality and restrictive covenants with our employees and contractors.  Finally, under our license agreement, we have exclusive rights to all copyrighted software and written materials, which are stored as backups in several different physical locations, and in secure, encrypted format.

Our competition

We face competition from several vendors who offer products similar to ours in the industrial automation space. Some of these competitors have resources and revenues larger than ours; however, our software is compatible with their products, making it common for a customer to install software from both us and our competition in the same system. We are not aware of direct competition for our products in the financial services sector. Two companies, Tibco and Lightstreamer, provide software that overlaps with some of the capabilities of our software; however, to our knowledge the Cogent DataHub® is the only product that provides real-time data links between Excel spreadsheets over the Internet or on a network.

There are also a number of large industrial automation vendors who offer SCADA systems to their clients. Examples include Siemens, ABB, Emerson Process Management, Rockwell Automation, Honeywell Process Solutions, GE and Invensys. We view these companies and others performing similar services as potential competitors inasmuch as they have resources to link their SCADA functions to a Cloud based system; however, we are not currently aware that any vendor is doing so yet. Since these companies already have an installed base of SCADA customers whose systems can be easily connected to our software, these companies may also represent an opportunity for joint sales or OEM licensing. A number of these companies are already our customers.

There do not currently appear to be Cloud system companies organized for the purpose of hosting real-time industrial data and connectivity. One company, Cosm Ltd. (previously Pachube), is providing Cloud storage services for sensor data, but we do not regard them as competitive due to their focus on storage rather than real-time collection and distribution. Cloud infrastructure companies such as Amazon, Microsoft (Azure) and Google offer pre-configured applications or computing platforms for remotely hosting a customer’s IT activities. Their primary purpose is to provide the computing substrate for the customer’s applications. As such, these companies, as presently operated, could act as suppliers of computing resources to us, not as competition.

Litigation

We do not have any litigation proceedings pending or threatened against us.

Employees

Currently, other than our five officers, we have one full time and one part time employee, and three consultants.

Our Location

Our offices are located at 20 Bay Street—Suite 1100, Toronto, Ontario, Canada M5J 2N8, and we occupy them on a short-term lease arrangement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Admission to Quotation on the OTC Bulletin Board

We intend to have our common stock be quoted on the OTC Bulletin Board, the OTCQB and the OTC Pink. If our securities are not quoted on the OTC Bulletin Board, the OTCQB and/or the OTC Pink a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board and the OCTQB differ from national and regional stock exchanges in that they:

(1) are not situated in a single location but operate through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. An OTC Bulletin Board equity security generally is any equity that is not listed or traded on NASDAQ or a national securities exchange.

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The OTCQB is the middle tier of the OTC market. OTCQB companies are reporting with the SEC or a U.S. banking regulator, making it easy for investors to identify companies that are current in their reporting obligations. There are no financial or qualitative standards to be in this tier.  Issuers with securities within OTCQB Market Tier must be SEC, Bank or Insurance reporting, and they must be current in their disclosure.

OTC Pink is the third tier of the OTC market. OTC Pink is the speculative trading marketplace that has no financial standards or reporting requirements. OTC Pink companies choose the level of information they provide to investors and may have current, limited or no public disclosure.  We will provide the same disclosure for the OTC Pink as we do for the OTCQB.

To qualify for quotation on the OTC Bulletin Board, the OTCQB and the OTC Pink an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. We expect to have an agreement with a registered broker-dealer, as the market maker, willing to list bid or sale quotations and to sponsor the Company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board, the OTCQB and the OTCPink, our securities will trade on the OTC Bulletin Board, the OTCQB and the OTCPink until a future time, if at all, that we apply and qualify for admission to quotation on the NASDAQ Global Market.  We may not now and we may never qualify for quotation on the OTC Bulletin Board or be accepted for listing of our securities on the NASDAQ Global Market.

Our Transfer Agent

We have appointed Olde Monmouth Stock Transfer Company, with offices at 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716, phone number 732-872-2727, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with our shares of common stock.

Dividend Policy

We have never declared or paid any cash dividends on our shares of common stock nor do we anticipate paying any in the foreseeable future. We anticipate that we will retain all of our future earnings to finance our operations. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, and other factors the Board considers relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Holders of Common Stock

As of August 23 , 2012, the shareholders' list of our shares of common stock showed 89 registered shareholders and 49,334,000 shares of our common stock issued and outstanding.

Securities authorized for issuance under equity compensation plans

We have adopted our 2012 Stock Option Plan for our employees and consultants under which we are authorized to issue a total of 7,000,000 options; thus far we have issued 3,000,000 options under the Plan. See “EXECUTIVE COMPENSATION-Outstanding Equity Awards.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement.

Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document filed as an exhibit are not necessarily complete and, and in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the full informational and periodic reporting requirements of the Exchange Act.  We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.  We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also will maintain a website at www.skkynet.com . Our website when created will not be a part of this prospectus.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

Skkynet Cloud Systems, Inc.

Toronto, Ontario, Canada

We have audited the accompanying balance sheets of Skkynet Cloud Systems, Inc. (the “Company”) as of October 31, 2011 and October 31, 2010 and the related statements of operations, shareholders’ equity, and cash flows for the years ended October 31, 2011 and 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Skkynet Cloud Systems, Inc. as of October 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hood & Associates, CPAs, P.C.

Hood & Associates, CPAs, P.C.

Certified Public Accountants

Tulsa, Oklahoma

March 30, 2012

F-2

SKKYNET CLOUD SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	April 30,	October, 31
	2012	2011	2010
	(Unaudited)	(Audited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$204,103	$136,296	$337,536
Accounts receivable-net of doubtful accounts	126,643	105,882	138,256
Receivable – related party	--	862	846
Total current assets	330,746	243,040	476,638

Fixed assets
Fixtures & Equipment – net of depreciation	5,057	6,605	4,335

Total assets	335,803	249,105	480,973

LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIT)
Current liabilities:
Accounts payable & accrued liabilities	44	44	8,618
Accrued liabilities-related party	161,932	318,571	270,291
Notes payable –related parties	211,135	125,818	—
Taxes	135,028	1,284	(3,480)
Total current liabilities	508,138	445,717	275,429

Total liabilities	508,138	445,717	275,429

Stockholders’ equity(deficit)
Preferred stock, $0.001 par value 5,000,000 authorized none issued and outstanding	—	—	—
Common stock, $0.001 par value 70,000,000 authorized 19,000,000 and 9,000,000 issued and outstanding, respectively	49,334	9,000	9,000
Additional paid in capital	(35,727)	7	(8.993)
Change due to currency translation	(1,700)	(1)	12,747
Retained earnings(deficit)	(184,243)	(205,619)	192,790
Total stockholders’ equity(deficit)	(172,336)	(196,612)	205,544

Total liabilities and stockholders’ equity	$335,803	$249,105	$480,973

The accompanying notes are an integral part of these audited financial statements.

F-3

SKKYNET CLOUD SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended April 30		Year Ended October 31,
	2012	2011	2011	2010
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenue	$399,647	391,182	$718,840	618,597
Cost of goods sold	3,125	2,508	3,053	3,742
Gross margin	396,522	388,674	715,787	614,855
Operating expenses:
Depreciation	926	924	1,814	1,772
General and administrative expense	374,220	446,152	1,096,928	614,803
Income( loss) from operations	21,376	(58,403)	(382,955)	(1,720)

Other income(expense)				—
Other income	—	—	1,105	—
Bad debt expense	—	—	(29,305)	(5,918)
Total other income(expense)	—	—	(28,200)	(5,918)

Net income (loss)	$21,376	$(58,403)	$(411,155)	$(7,638)

Net income(loss) per share, basic and diluted	$0.00	$0.00	$(0.04)	$(0.00)

Weighted average number of shares outstanding	28,351,890	10,000,000	10,000,000	10,000,000

The accompanying notes are an integral part of these audited financial statements.

F-4

SKKYNET CLOUD SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-In	Retained	Total Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Balance October 31, 2009				200,428	200,428
Founder shares	10,000,000	10,000	(10,000)		—
Change due to currency translation	—	—	—	12,747	12,747
Investment in subsidiary			7		7
Net loss	—	—	—	(7,638)	(7,638)

Balance – October 31, 2010	10,000,000	10,000	(9,993)	205,537	192,790
Cash received for shares issued	9,000,000	9,000	—	—	9,000
Change due to currency translation	—	—	—	(1)	(1)
Net loss	—	—	—	(411,155)	(411,155)

Balance - October 31, 2011	19,000,000	19,000	(9,993)	(205,619)	(196,612)
Stock issued for cash	334,000	334	--		4,600
Stock issued for acquisition of subsidiary	30,000,000	30,000	(30,000)
Change due to currency translation				(1,700)	(1,700)
Net income				21,376	21,376
Balance – April 30, 2012 (unaudited)	49,334,000	49,334	(35,727)	(185,943)	(172,336)

The accompanying notes are an integral part of these audited financial statements.

F-5

SKKYNET CLOUD SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended April 30,		Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Cash flows from operating activities:
Net income(loss)	$21,376	$(58,403)	$(411,155)	$(7,638)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	1,008	924	2,969	1,454
Change due to currency translation	(1,700)	9,397	(16)	12,718
Changes in operating assets and liabilities:
Accounts receivable	(20,761)	29,851	32,374	(77,761)
Accounts payable	—	(53,797)	39,705	8,618
Accrued liability – related party	(156,639)	—	—	(26,126)
Receivable- related party			—	(846)
Investments			—	696
Taxes payable	133,744	919	4,764	(3,068)
Net cash provided by (used in) operating activities	(22,972)	(71,109)	(331,359)	(91,953)

Cash flows from investing activities:
Purchase of fixed assets	—	(5,251)	(4,699)	—
Net cash provided by investing activities	—	(5,251)	(4,699)	—

Cash flows from financing activities:				—
Proceeds from sale of common stock	4,600	9,000	9,000	—
Proceeds from note payable- related parties	86,179	—	125,818	—
Net cash provided by (used in) financing activities	90,779	9,000	134,818	—

Net increase (decrease) in cash	67,807	(67,360)	(201,240)	(91,953)
Cash – beginning of year	136,296	377,536	337,536	429,489
Cash – end of year(period)	$204,103	$270,176	$136,296	$337,536

SUPPLEMENT DISCLOSURES:
Interest paid
Income taxes paid

NONCASH INVESTING AND FINANCING ACTIVITIES:
Founder shares issued	$10,000
Shares issued for acquisition of subsidiary	$30,000

The accompanying notes are an integral part of these audited financial statements.

F-6

SKKYNET CLOUD SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS

The Company was incorporated on August 31, 2011 in the State of Nevada. The Company has authorized 75,000,000 shares consisting of 5,000,000 shares of preferred stock and 70,000,000 shares of common stock both with a par value of $0.001 per share.

On October 31, 2011 the Company issued 9,000,000 shares of common stock for $9,000 of cash.

The Company is an evolution of Cogent Real-Time Systems, an established industrial middleware software vendor. Cogent’s specialization has focused on providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products, and then making that data available over a network using industry-standard protocols. The architecture of Cogent’s software naturally suits it for use both as a data aggregation platform at the process level, and as a data server at the Cloud level.

NOTE 2 – CRITICAL ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned and majority-owned subsidiaries.  All material intercompany balances and transactions have been eliminate

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Stock Based Compensation

The company adopted the provisions of ASC 718 requiring employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award and is recognized as expense over the requisite employee service period. The Company estimates the fair value of share-based payments using the Black-Scholes option-pricing model for common stock options and the closing price of the company’s common stock for common share issuances.

Revenue recognition

The Company’s revenue is recognized pursuant to ASC 605 “Revenue Recognition.” The Company recognizes its revenue from services after the services have been performed and the revenue has been received. The Company also sells products to its clients and the revenue is recognized at the point of sale when the product is given to the client and the payment is made by the client.

General and Administrative Expenses

The Company’s general and administrative expenses consisted of the following types of expenses during the years ended October 31, 2011 and 2010: compensation expense, payroll expense, rent, travel and entertainment, legal and accounting, utilities, web sites, office expenses, depreciation and other administrative related expenses

Impairment of long-lived assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value.

F-7

Basic and diluted net income per share

Basic and diluted net income per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted net income per share is the same due to the absence of common stock equivalents.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. SKKYNET provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on their financial position, results of operations or cash flows.

Subsequent Events

Management has reviewed the subsequent events through March 30, 2012 and has concluded that they are included in the audit report.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

In February 2010, FASB issued ASU No. 2009-09, “Subsequent Events” (Topic 855) Amendments to Certain Recognition and Disclosure Requirements (“ASU 2009-09”). ASU 2009-09 amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. ASU 2009-09 is effective for interim and annual periods ending after September 15, 2009. The Company does not expect the adoption of ASU 2009-09 to have a material impact on its unaudited interim results of operations or financial position.

NOTE 4 – GOING CONCERN

As shown in the accompanying financial statements, The Company has an accumulated deficit of $196,612 as of October 31, 2011 and incurred a loss from operations of $411,155 for the year ended October 31, 2011. Unless there is profitability and increases in stockholders’ equity, these conditions raise doubt as to The Company ability to continue as a going concern. The October 31, 2011 financial statements do not include any adjustments that might be necessary if The Company s unable to continue as a going concern.

The Company continues to review its expense structure reviewing costs and their reduction to move towards profitability. The Company’s expenses are planned to decrease as a percent of revenue resulting in profitability and increased shareholders’ equity.

NOTE 5 – INCOME TAXES

The Company follows Accounting Standards Codification 740, Accounting for Income Taxes.

The Company did not have taxable income for the years ended October 31, 2011 or 2010.

NOTE 6 – COMMON STOCK

On October, 31, 2011 the Company issued 9,000,000 shares of common stock with a par value of $0.001 per share to four entities as founder’s shares with a value of $9,000. The shares were issued for cash. The common stock in the financial reports reflects their issuance from inception as the basis of consolidation with the subsidiary that was acquired.

NOTE 7 – SUBSEQUENT EVENT

On December 1, 2011 the Company issued 10,000,000 of additional founder shares at $0.001 per share for a value of $10,000.

Effective as of January 1, 2012 the subsidiary of the Company signed employment contracts with three of the officers and directors of the Company.

On March 26, 2012 the Company acquired Cogent Real Time Systems, Inc.

On March 27, 2012 the Company issued 320,000 share of common stock at $0.01 per share with a total value of $3,200 for cash.

On March 29, 2012 the Company issued 14,000 shares of common stock at $0.10 per share with a value of $1,400 for cash.

On March 31, 2012 the Company issued 5,000 shares of Series A preferred stock at $0.001 per share with a value of $5 as founders to two related parties. The preferred shares contain certain voting rights allowing the holders of the shares to elect a majority of the Board of Directors until December 31, 2016.

On March 31, 2012 the Company issued 3,000,000 options to one employee of, and two consultants to, the Company.

On April 16, 2012 the Company signed an employment contract with one of the officers of the Company.

In connection with filing Amendment No. 1 to the Company’s Registration Statement on Form S-1, the Company has elected to “opt out” of the extended transition period for new or revised accounting standards permitted to emerging growth companies as those terms are defined in Section 107(b) of the JOBS Act.

F-8

MANAGEMENT DISCUSSION AND ANALYSIS

OVERVIEW

The Company was incorporated on August 31, 2011 in the State of Nevada. On March 26, 2012 the Company acquired Cogent Real-Time Systems, Inc.

Skkynet is an evolution of Cogent, an established industrial middleware software vendor. Cogent’s specialization has focused on providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products, and then making that data available over a network using industry-standard protocols. The architecture of Cogent’s software naturally suits it for use both as a data aggregation platform at the process level, and as a data server at the Cloud level. By marrying these two capabilities together, Skkynet can effectively and securely offer the Cloud as an extension to any local process.

Cogent’s market has been primarily in industrial automation. With very little advertising, Cogent has also acquired a number of financial trading companies as clients, due to the fact that Cogent’s software is both source and content agnostic. High-speed trading and high-speed industrial automation behave very similarly at the level of abstraction that Cogent’s software uses. Recently, Cogent has been working with Japanese companies to penetrate the lucrative embedded device manufacturing world. Japan is one of the largest producers of consumer and business electronics devices, more and more of which contain small embedded computers. Cogent has been working with partners in Japan to establish a name and presence in this world, with the aim of having Cogent’s software installed directly on the electronic devices, allowing the manufacturers to instantly make them network-accessible.

The Company believes that deploying its product in a Cloud environment will increase the potential applications for customers and broaden its usage and expansion into various markets including Cloud industrial middleware, Cloud financial services, home monitoring, fleet tracking, and energy usage monitoring. New applications that may not exist today but will through the new Cloud platform, may also open new markets unknown to Skkynet today. However, Management will carefully monitor the growth in new markets and manage each opportunity to maximize its return and minimize risks. This includes selecting specific markets with known trends to introduce its products and services and maintain a controlled release until the market has been understood and sales in the market have become significant to the Company. Only then will the Company risk new markets for its product. We must also include additional staffing at the senior management level with proven experiences and business records in the Company’s environment to implement these markets.

The expansion into new markets will require additional cash resources from sources other than those available to the Company today. Only after the Company has secured specific amounts of financing it believes is required for development of each market application enumerated above will Skkynet begin its marketing efforts.

The additional staffing will not begin until Skkynet has funded itself to finance both the staff increase and the required capital to carry out its marketing plan. If the Company is not successful in obtaining the required additional capital, it believes the present business operation will be able to sustain Skkynet’s additional costs as a public company at a minimal level.

RESULTS OF OPERATIONS

Results for the year ended October 31, 2011 versus the year ended October 31, 2010 (audited) and the quarter ended April 30 , 2012 and 2011(unaudited)

The following table sets forth selected statement of operations data as a percentage of total revenues for the periods indicated:

	For Six Months ended April 30,				For Years Ended October 31,
	2012		2011		2011		2010
	(Unaudited)				(Audited)
Revenue	$ 399,647	100%	$ 391,182	100%	$ 718,840	100%	$ 618,597	100%
Direct material costs	3,125	0.8%	2,508.6%		3,053.4%		3,742.6%
Gross profit	396,522	99.2%	388,674	99.4%	715,787	99.6%	614,855	99.4%
Operating expenses:
General and administrative expense	374,220	93.7%	446,153	(114.1)%	1,096,928	(153)%	614,803	99.4%
Depreciation	926.2%		924.2%		1,814	0%	1,772	0%
Income (loss) from operations	21,376	5.3%	(58,403)	(14.9)%	(382,955)	(53)%	(1,720)	0%
Other income(expense)	–	0%	–	0%	(28,200)	(4)%	(5,918)	(1)%
Net income(loss) before taxes	21,376	5.3%	(58,403)	(14.9)%	(411,155)	(57)%	(7,638)	(1)%
Provision for income taxes	–	0%	–	0%	–	0%	–	0%
Net income (loss)	$ 21,376	5.3%	(58,403)	(14.9)%	$ (411,155)	(57)%	$ (7,638)	(1)%

Revenue: For the year ended October 31, 2011, the Company had revenues of $718,840 compared to $618,597 of revenue for the year ended October 31, 2010. This reflects an increase of 16 % from 2010 to 2011. The increase marked additional customers and volume added to the Company’s markets in 2011. Sales increase can be attributed to the addition of new customers, and the increase in sales to the base of our existing customers. For the year ended October 31, 2011 the percentage of revenues we received from existing customers versus revenues from new customers was 55% and 45%, respectively. All increases in sales were attributable to the present product line as no new products were introduced during the last two years.

For the six months ended April 30, 2012 the Company sales totaled $399,647 compared to sales of $391,182 for the same period in 2011. This reflects an increase of 2.1 % in 2012 over 2011. Volume was added from both existing and new customers, and for the six months ended April 30, 2012 the percentage of revenues we received from existing customers versus revenues from new customers was 55% and 45%, respectively.

Direct Costs : For the year ended October 31, 2011, the Company’s direct costs were $3,053 compared to $3,742 for the same period in 2010 or a reduction of 18%. The reduction resulted from reduced costs in 2011 compared to 2010. Costs as a percent of revenue decreased in 2011 over the same period in 2010 and was insignificant. Specific to this direct cost reduction was a decrease in the purchase for resale items.

Direct cost in the six months ended April 30, 2012 was $3,125 compared to $2,508 in the same period in 2011. This reflects an increase as a percent of sales from .6% in 2011 to .8% in 2012. Related to total sales the change was insignificant between the periods.

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General and Administrative Expenses: (G&A) Total general and administrative expenses increased from $614,803 in the year ended October 31, 2010 to $1,096,928 for the same period in 2011. This was an increase of $482,125, however as a percent of revenue G&A increased from 99% in 2010 to 153% in 2011. Higher costs in 2011 had a direct effect on the increase in costs for product improvement and sales. The increase in G&A can be directly attributed to additional staff added to work on new product usage plus the administrative costs incurred in preparation of the public offering of the Company. The preparation for the public offering is considered a consulting fee by the Company.

G&A for the six months ended April 30, 2012 was $374,220 or 93.8% of sales compared to $446,153 or 114.1% of sales in 2011. The decrease in G&A in 2012 over 2011 both in dollars and percent reflects reduced spending during the period ending April 30, 2012.

Salaries and Wages: Salaries and wages plus payroll tax totaled $431,694 for the year ended October 31, 2010 compared to $512,120 for the same period in 2011. This was an increase of 37% from 2010 to 2011. The increase of wages of $80,426 was attributable to higher staffing adjusted for the increased work on products in 2011 over 2010.

Salaries and wages plus related taxes totaled $254,237 in the six months ended April 30, 2012 compared to $326,486 in the same period in 2011. The decrease was due to lower staffing in 2012 over 2011.

Professional Fees: For the year ending October 31, 2011 professional fees were $500,667 compared to $129,797 for the same period in 2010. The Company experienced a decrease of accounting fee in 2011 from 2010 but the professional fees increase was attributable to the legal and accounting fees for the preparation of the acquisition of Cogent and the S-1 filing in 2012. Most of the fees are a one-time charge related to the filing of this registration statement.

Professional fees were $85,346 in the six months ended April 30, 2012 compared to $78,920 in 2011. The increase in professional fees included legal and accounting increasing to $10,221 in 2012 from $5,752 in 2011 and professionals hired to work on products to $75,135 in 2012 from $72,017 in 2011.

Depreciation and Amortization: The Company experienced depreciation of $1,814 in 2011 compared to $1,771 in 2010. The amortization expense was higher in 2011 due to added equipment for the year 2011.

Depreciation and amortization expense for the six months ended April 30, 2012 was $926 compared to $924 for the same period in 2011.

Other General and Administrative Expenses: Expenses including travel, meals and entertainment, utilities, bank charges and postage and deliver totaled $85,458 for the period ending October 31, 2011 compared to $53,312 for the same period in 2010. The increase of $32,146 can be attributed mostly to an increase of advertising and promotion of $15,083, travel and meals and entertainment of $9,797 and supplies of $2,358.

Other Income Expenses: Other income and expense totaled $5,918 during the year ended October 31, 2010 compared to $28,200 during the same period in 2011. The increase of $23,387 consisted of bad debt expense for uncollectible receivables.

No other income or expense was incurred in either six months ended April 30, 2012 and 2011.

Income Tax: During the periods ending October 31, 2011 and 2010 the Company incurred no tax and the subsidiary paid tax as a foreign corporation.

Net Income (Loss): The Company recorded a net loss of $411,155 for the year ending October 31, 2011 compared to net income of $7,638 for the same period in 2010, an increase of $403,517. The significant increase of G&A, wages and expenses to increase the sales and effect the merger were all part of the dramatic increase in net loss in 2011 over 2010.

For the six months ended April 30, 2012 net income was $21,376 and 5.3% as a percent of sales compared to a net loss of $58,403 and 14.9% as a percent of sales in the same period in 2011. The net income in 2012 over the net loss in 2011 is a direct result of lower costs in 2012.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital has been dependent on the revenue generated internally by the Company’s subsidiary, by loans from its officers and directors and by deferral of accrued salaries. There are no agreements or understandings with regard to future loans by or with the officers, directors, principals, affiliates or shareholders of the Company. In the past, officers and directors of the Company have lent or advanced monies to the Company to fund operations, but there are no formal agreements or arrangements for them to continue to do so. As of October 31, 2011, the Company had $444,389 due to officers and directors consisting of $125,818 in loans payable and $318,571 in accrued liabilities. In the first quarter of 2012 the Company repaid $27,790 of these loans to Andrew S. Thomas and $27,790 to Paul Benford.

On April 30, 2012, Andrew Thomas, Shizuka Thomas and Paul Benford converted the salary they had accrued through our subsidiary through January 31, 2012 to notes payable due from that subsidiary. The notes mature on April 29, 2015 and bear an interest rate of 6% per annum on the outstanding balance. Interest payments are due quarterly commencing October 30, 2012. There are no agreements or arrangements between the Company and its officers and Ms. Shizuka for the repayment of any additional accrued salaries other than these notes. The balance of the notes for each person is as described in the table below:

As of:	January 31	April 30	January 31	Net of taxes
Related Party	Note Payable	Note Payments	Accrued Salary	Converted to Notes	Note Balance
Andrew Thomas	$54,615	$ (27,790)	$78,447	$41,751	$68,576
Paul Benford	$69,510	$(27,790)	$117,670	$63,140	$102,860
Shizuka Thomas	■	--	$78,447	$41,751	$41,751

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The Company anticipates continually expanding its business in 2012 through the planned expansion of the Company’s marketing of venues in expanded markets. The Company’s plans will be limited, however, by its ability to finance such a proposed expansion of its business. If the revenues generated are not sufficient to finance these proposed operations, then the Company will have to scale back its proposed operations. The Company’s ultimate success will be based upon whether or not there continues to be a demand for the services that the Company anticipates providing, which is also very dependent on the economy. There can be no assurance that there will be a demand for the Company’s services in the future or that the Company will become profitable in providing these services. As the Company’s expands its operations, the revenues received, in addition to paying current expenses may increase the Company’s capital requirements.

The Company is attempting to secure additional capital from independent sources in the form of equity and debt. The success and ability to meet its capital needs is highly dependent on its success in generating additional revenue and profitability now and in the future.

Working Capital: At October 31, 2011, the Company had negative working capital of $202,677 with current assets of $243,040 and current liabilities of $445,717. The current assets consisted of cash of $136,296, account receivable $105,882 and loans receivable of $862. The current liabilities of the Company at October 31, 2011 are composed primarily of accounts payable of $44, accrued liabilities related party of $318,571, loans from related party of $125,818 and taxes payable of $1,284.

For the six months ended April 30, 2012 the Company had negative working capital of $177,392. Current assets consist of cash of $204,103 and accounts receivable of $126,643. Current liabilities for the same period were $508,138 consisting of accounts payable of $44, accrued liabilities and loans payable owed to related parties of $373,067 and tax liability of $135,028.

Operating Activities: Net cash used in operating activities, during the year ending October 31, 2011 was $331,359 compared to cash flow used of $91,953 for the same period in 2010. This represents a negative change of $239,406. The primary factor to the change is cash flow in operation activities the increased loss of $411,155 in the period ending October 31, 2011 compared to $7,638 in the same period in 2010.

Net cash used in operating activities in the six months ended April 30, 2012 was $22,972 compared to $71,109 in the same period in 2011. The Company incurred a profit and increased accounts receivable in 2012 compared to a loss in 2011 creating the lower cash used in 2012 from operating activities.

Investing Activities: Net cash used in investing activity was $4,699 for the year ended October 31, 2011 and zero in 2010.

Cash flow used in investing activities for the six months ended April 30, 2012 was zero compared to cash used of $5,251 in the same period in 2011.

Financing Activities: Net cash provided in financing was $134,818 for the year ending October 31, 2011 compared to cash flow zero for the same period in 2010. This consisted of common stock sold for cash for $9,000 and proceeds from related parties in notes payable of $125,818.

As of October 31, 2011, the Company had total assets of $249,105 and total liabilities of $445,717. Stockholders’ deficit as of October 31, 2011 was $196,612 compared to equity of $205,544 at October 31, 2010. Liabilities increased in 2011 due to the increase in accrued liabilities to $318,571 compared to $270,291, and Notes payable –related parties of $125,818 compared to zero in 2010 respectively. The Company will attempt to carry out its plan of business as discussed above.

During the six months ended April 30, 2012 the Company received loans from related parties and received cash for the sale of stock which resulted in cash provided by financing activities of $90,779. During the same period in 2011 $9,000 was provided through the sale of common stock in financing activities.

On April 30, 2012 Andrew S. Thomas, Shizuka Thomas, his wife, and Paul Benford converted $274,564 ($146,642 net of taxes) of accrued payroll liabilities into notes payable bringing the balance of notes payable to $213,187. The Company, with the agreement of the officers, termed the notes payable to 3 year notes as of April 30, 2012 with an interest rate of 6% per annum. The effect of this transaction reduced accrued liabilities at January 31, 2012 from $320,110 to $161,100 at April 30, 2012.This includes the accrual of salaries per the employment agreements between Cogent and certain employees as of April 30, 2012. There are no agreements or arrangements between the Company and its officers and Ms. Shizuka for the payment of any accrued salaries other than these notes.

NEED FOR ADDITIONAL FINANCING

The Company’s existing capital is sufficient to meet the Company’s cash needs if the Company continues to operate its ongoing business as presently conducted through revenues generated from operations of our subsidiary for the next 12 months; provided, however, that the funding of the Company independent of the operations of the subsidiary will require an additional $50,000 over the next year including professional fees for the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934, as amended. The Company will attempt to secure additional funds through debt and equity financing, but there can be no assurance the Company will succeed in these efforts.

OFF-BALANCE SHEET ARRANGEMENTS

We currently have no off-balance sheet arrangements.

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CRITICAL ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

The critical accounting policies and account pronouncements are an integral part of the footnotes of the audited financial statements and should be reviewed as part of our discussion of the financial results.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of April 18, 2012 are as follows:

Name	Age	Position
Mr. Andrew S. Thomas	48	Chairman of the Board of Directors and CEO
Mr. Paul E. Thomas	38	Director, President and Assistant Secretary
Mr. Paul Benford	45	Director and COO
Mr. Lowell Holden	69	CFO and Treasurer
Mr. Richard C. Fox	77	Secretary

From August 31, 2011 to November 1, 2011 the sole director and officer of the Company was Mr. Andrew S. Thomas.

Mr. Andrew S. Thomas has been the Chief Executive Officer and the Chairman of the Board of Director of Skkynet since November 1, 2011. From May 1995 to the present, Mr. Thomas has been the founder, President and CEO of Cogent Real-Time Systems, Inc. our wholly-owned subsidiary. Prior thereto from 1992-1995 Mr. Thomas was an independent process control consultant and systems integrator and software developer of real time data communications systems. Mr. Thomas received a Master of Applied Science in Engineering from the University of Waterloo in 1991 and a B.A. in Applied Science from the University of Waterloo in 1987. Mr. Andrew Thomas’s qualifications to serve as a director of the Company consist of his experience in our products and services development and strategic planning, and his broad, fundamental understanding of the business drivers affecting the Company.

Mr. Paul E. Thomas has been the President and Assistant Secretary of Skkynet since November 26, 2011, and became a member of the Board of Directors on March 26, 2012. Mr. Paul Thomas has also been Vice President of Intellectual Property for Cogent since January 1, 2012. Mr. Paul Thomas is the brother of our CEO and Board Chairman, Andrew S. Thomas.  From September 2008 to the present Mr. Thomas has been the founder and principal of a group of affiliated companies, LifeCycle IP Management, Inc. and LifeCycle Capital Partners, Inc. that are engaged in various IP related businesses including valuations, due diligence, transactions analysis and structuring, strategic partnering and filing and processing IP applications to regulatory authorities. Prior thereto, from January to September 2008, Mr. Thomas was Assistant General Counsel at Iovate Health Sciences at which he managed the global IP portfolio of more than 100 patent families of products. Prior thereto, Mr. Thomas from 2007 to 2008 Mr. Thomas was IP and Corporate Development Counsel at Cipher Pharmaceuticals, Ltd., and during the period between 2000-2007 Mr. Thomas practiced intellectual property law as an associate lawyer at three different law firms in Toronto Canada. Mr. Thomas is a registered patent agent with the U.S Patent and Trademark Office and a registered patent and trademark agent with the Canadian Patent Office. Mr. Thomas received his J.D. from the University of British Columbia in 2000. He also received a Master of Applied Science in Chemical Engineering from the University of British Columbia in 1998 and a B.A in Applied Science, Chemical Engineering from Queen’s University, Kingston in 1995. Mr. Paul Thomas’s qualifications to serve as a director of the Company consist of his experience in fund raising activities for developing companies, public and private, and proper planning for intellectual property development and protection of our products and services.

Mr. Paul Benford has been the Chief Operating Officer of Skkynet since November 1, 2011 and became a member of our Board of Directors on March 26, 2012. From 1995 to the present Mr. Benford has been the Business Manager of Cogent. Prior thereto, from 1992 through 1995 Mr. Benford was an independent process control consultant and an applications engineer. Mr. Benford received a Master of Applied Science in Mineral Process Engineering from the University of British Columbia in 1993, and a B.A. with honors from the Camborne School of Mines in Cornwall, United Kingdom in 1990. Mr. Paul Benford’s qualifications to serve as a director of the Company consist of his experience in the fields of strategies of customer development and forms of communication with a variety of corporate constituencies in the industries within which we operate.

Mr. Lowell Holden has been the Chief Financial Officer and Treasurer of the Company since November 1, 2011. Since 1983, Mr. Holden has owned and operating his own consulting firm, LS Enterprises, Inc., which provides business consulting, accounting and other services to businesses. Mr. Holden has a broad range of business experience including managing, securing financing, structuring of transactions, and is experienced in managing relationships with customers, financing institutions and stockholders. Mr. Holden also has a background in assisting companies in fulfilling their financial auditing and SEC reporting requirements. He serves on the board of directors of two other public companies, Cleantech Transit, Inc. and Crown Equity Holdings, Inc. Mr. Holden received a Bachelor of Science degree from Iowa State University in 1964.

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Mr. Richard C. Fox has been the Secretary of the Company since November 1, 2011. For more than 50 years Mr. Fox has been engaged in the private practice of law through a series of law partnerships and for more than the last fifteen years through his own law firm, Law Offices of Richard C. Fox, P.A. Mr. Fox is currently a member of the bar of the States of Florida and Pennsylvania. Mr. Fox specializes in corporate and securities and financing transactions for public and private companies including relevant tax planning and general business considerations, and the representation of such companies as reporting companies under federal securities laws. Mr. Fox received his L.L.B. from the University of Chicago in 1961 and his B.A from the University of Rochester in 1958.

The Company has one key employee and two consultants with whom it has entered into formal agreements, and to each of whom the Company has granted 1,000,000 options under its 2012 Stock Option Plan. The employee and the two consultants are respectively, Ken Collins, Robert McIlvide and Minoru Yamazaki.

The backgrounds and duties of our key employee and consultants are:

Mr. Ken Collins has been a software architect and systems design consultant to the Company since 2010. Prior thereto Mr. Collins acted as a management consultant to and an architect of various systems designs for a series of businesses for more than a 20 year period, including Central 1 in Vancouver in 2009 for core banking systems, Canadian Securities Registration Systems in 2007-2008, Excellus (Blue Cross-Blue Shield for data services projects between 2002 and 2005, and Eastman Chemical from 1999-2002. Mr. Collins has been President of Solutions Integrity, a software developer and training company since 1991. Mr. Collins received a M.B.A. from Queens University in Kingston Ontario in 2006, and a B.A.Sc. in Management Science and Systems Design Engineering from the University of Waterloo in 1987. Mr. Collins holds numerous industry qualifications, including Certified Management Consultant, Certified Project Management Professional, Microsoft Certified Professional Developer and Microsoft Certified Trainer.

Mr. Robert M. McIlvride has been the Communications Manager of Cogent from 1999 to the present. Mr. McIlvride is responsible for communication and interaction with our sales and distribution partners, including regular meetings, preparation of sales and marketing literature and monthly newsletters. Mr. McIlvride also prepares our case studies, test reports and manages our blog and communications with our customers. Mr. McIlvride is responsible for writing and editing of all documentation for the manuals describing our products. Mr. McIlvride is further responsible for the initial contact and interaction with prospective customers identified through our web site. Mr. McIlvride received a M.A in Writing from Maharishi University in Iowa in 1986 and a B.A in Natural Law from the same institution in 1984.

Mr. Minoru Yamazaki has been a consultant to the Company since 2010 in connection with our efforts to develop various lines of business in Japan. From 2002 to 2010 Mr. Yamazaki was President of LantroniX (Japan) and a vice-president of LantroniX USA, a company that develops communication hardware for embedded systems. From 1997 to 2002 Mr. Yamazaki was Executive Vice President and a director of AI Corp., a company providing marketing, development and engineering services for embedded systems software. For two years prior to that, Mr. Yamazaki was a general manager of Nippon Motorola, the Japanese unit of Motorola, Inc. From 1993 to 1995, Mr. Yamazaki was the president of Toyo Microsystems, a technology distributor in Tokyo, Japan. For approximately 23 years prior thereto, Mr. Yamazaki held a variety of positions in the United States and Japan with Marubun Corp., a company providing electronics devices and logistics, eventually becoming its senior sales manager. Mr. Yamazaki graduated from Tokai University, Tokyo with a Bachelor of Engineering in Communications Engineering, and also received a post-graduate research accreditation from Yokohama City University Graduate School of Management.

Control Persons

Mr. Andrew S. Thomas may be deemed a control person of the Company because he is the owner of 43.98% of the issued and outstanding shares of common stock of Skkynet through his ownership of 100% of Sakura Software, and he owns 72.34% of the Series A Preferred shares of the Company which have the right to elect a majority of our Board of Directors through December 31, 2016.

Mr. Paul Benford may be deemed a control person of the Company because he is the owner of 16.82% of the issued and outstanding shares of common stock of Skkynet through his ownership of 100% of Benford Consultancy, and he owns 27.66% of the Series A Preferred shares of the Company which have the right to elect a majority of our Board of Directors through December 31, 2016.

Board of Directors Committees and Other Information

In accordance with Nevada corporate law, our business and affairs are managed under the direction of the Board. The Company's Board consists of three directors. No Board meetings were held in 2011 or thus far in 2012, and all board of directors resolutions have been adopted by unanimous written consent. We have not yet formed any committees of the Board for any purpose.

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Policy Regarding Director Attendance at Annual Meetings

The Company does not have a formal policy regarding the Board attendance at annual meetings.  During fiscal 2012, we shall adopt such a policy.

Stockholder Communications with the Board

The Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, the Board desires that the views of shareholders are heard by the Board and that appropriate responses are provided to shareholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to communicate with the Board may send communications directly to: Paul Benford, COO at 20 Bay Street—Suite 1100, Toronto, Ontario Canada M5J 2N8.

Code of Ethics

On March 26, 2012, we adopted a code of ethics that applies to all of our directors, officers (including our chief executive officer and chief financial officer, and any person performing similar functions) and employees.  We have made our Code of Ethics available by filing it as Exhibit 14 to the registration statement on Form S-1 of which this prospectus is a part.

Section 16(a) Beneficial Reporting Compliance

Upon the effectiveness of the registration statement in which this prospectus is contained, our executive officers, directors and shareholders beneficially owning more than 10% of our common stock will be required under the Exchange Act to file reports of beneficial ownership of our common stock with the Securities and Exchange Commission.  Copies of those reports must also be furnished to us.  During the preceding twelve months, none of our executive officers, directors and shareholders beneficially owning more than 10% of our common stock were required to file such reports of beneficial ownership under the Exchange Act.

Family Relationships

None of the directors, executive officers and key employees has any familial relationship except that Mr. Andrew S. Thomas, our CEO and Chairman of the Board of Directors and Mr. Paul E. Thomas, our President and a director, are brothers.

Independence of Directors

 Currently none of our directors are independent.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws and our amended and restated certificate of incorporation. Our officers are appointed by our board of directors and hold office until removed by the board.

Our officers and directors have not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

EXECUTIVE COMPENSATION

We have not paid any compensation to our named executive officers in 2011; however, we have paid compensation to Messrs. Andrew S. Thomas and Paul Benford, our CEO and COO, through our wholly-owned subsidiary, Cogent. Cogent will continue to pay compensation to our CEO, President and COO for their services to our Company and to Cogent; however, our CFO will be paid for his services directly by the Company. Our CEO, President and COO have each entered into an employment agreement with Cogent and Skkynet; and our CFO has entered into an employment agreement directly with our Company. See “Employment Agreements.”

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Summary Compensation Table

The following table sets forth certain information regarding compensation paid by Cogent, our subsidiary, for services rendered for the fiscal year ended October 31, 2011 each of the individuals who served as Cogent’s Chief Executive Officer, President and Chief Operating Officer, and by our Company to our Chief Financial Officer (executives collectively referred to as the “Named Executives”).

Name and Principal position	Year 2011	Salary (1)	Stock Awards ($)	Options	All other compensation	Total

Andrew S. Thomas, (1,2) Chief Executive Officer	2011	$81,530 (5)	-0-	-0-	$159,034	$240,564
Paul Benford, (1,2) Chief Operating Officer	2011	$135,883	-0-	-0-	$119,275	$255,258
Lowell Holden, (3) Chief Financial Officer	2011	$-0-	-0-	-0-	$8,000	$8,000
Paul E. Thomas, (4) President	2011	$-0-	$5,000	-0-	$3,777	$3,777

 _______

(1)     Mr. Andrew S. Thomas and Mr. Benford received salary paid by Cogent Real-Time Systems Inc.

(2)     Mr. Andrew S. Thomas and Mr. Benford received year-end bonuses of $159,034 and $119,275, respectively, which were accrued but not paid.

(3)     Mr. Holden through LS Enterprises, Inc., a company of which he is President, received $8,000 for serving in a financial consultant capacity.

(4)     Mr. Paul E. Thomas received 5,000,000 founder shares and received $3,777 for consulting services through LifeCycle IP Management Inc., which he owns.

Ms. Shizuka Thomas, wife of Mr. Andrew S. Thomas, was paid $84,550 during fiscal year 2011 for services as a Japanese language translator.

Employment Agreements

We and our subsidiary Cogent have employment agreements with all of our executive officers. The terms and conditions of each such agreement are described below.

Effective January 1, 2012, our subsidiary, Cogent, entered into an Employment Agreement (the “Agreement”) with our CEO, Andrew S. Thomas commencing January 1, 2012. Mr. Thomas will perform identical duties for our Company as well. The Agreement is for a three-year term commencing on January 1, 2012 and provides for automatic renewal of successive one-year terms unless notice is provided ninety (90) days prior to the expiration of the then current term. The agreement provides that Mr. Thomas is to receive an annual base salary of $140,000, subject to annual increase at the discretion of our Board of Directors. In addition, Mr. Thomas is eligible for an annual cash bonus in an amount to be determined by, and otherwise subject to the discretion of the Board of Directors. Under the Agreement, this determination is to be based upon the Board of Directors review of Mr. Thomas’s performance. While employed with the Company, the Agreement allows Mr. Thomas to engage in other limited business activities that are not competitive with and do not involve the Company, subject to the prior disclosure to the Company. The Employment Agreement permits Mr. Thomas to terminate his employment in the event of a change of control or certain enumerated material breaches thereof by the Company.

Effective January 1, 2012, our subsidiary, Cogent, entered into an Employment Agreement (the “Agreement”) with our COO, Paul Benford commencing January 1, 2012. Mr. Benford will perform identical duties for our Company as well. The Agreement is for a three-year term commencing on January 1, 2012 and provides for automatic renewal of successive one-year terms unless notice is provided ninety (90) days prior to the expiration of the then current term. The agreement provides that Mr. Benford is to receive an annual base salary of $140,000, subject to annual increase at the discretion of our Board of Directors. In addition, Mr. Benford is eligible for an annual cash bonus in an amount to be determined by, and otherwise subject to the discretion of the Board of Directors. Under the Agreement, this determination is to be based upon the Board of Directors review of Mr. Benford’s performance. While employed with the Company, the Agreement allows Mr. Benford to engage in other limited business activities that are not competitive with and do not involve the Company, subject to the prior disclosure to the Company. The Employment Agreement permits Mr. Benford to terminate his employment in the event of a change of control or certain enumerated material breaches thereof by the Company.

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Effective January 1, 2012, our subsidiary, Cogent, entered into an Employment Agreement (the “Agreement”) with its Vice President of Intellectual Property, Paul E. Thomas commencing January 1, 2012. Mr. Paul Thomas will also serve as President for our Company as well. The Agreement is for a three-year term commencing on January 1, 2012 and provides for automatic renewal of successive one-year terms unless notice is provided ninety (90) days prior to the expiration of the then current term. The agreement provides that Mr. Paul Thomas is to receive an annual base salary of $140,000, subject to annual increase at the discretion of our Board of Directors. In addition, Mr. Thomas is eligible for an annual cash bonus in an amount to be determined by, and otherwise subject to the discretion of the Board of Directors. Under the Agreement, this determination is to be based upon the Board of Directors review of Mr. Paul Thomas’s performance. While employed with the Company, the Agreement allows Mr. Paul Thomas to engage in other limited business activities that are not competitive with and do not involve the Company, subject to the prior disclosure to the Company. The Employment Agreement permits Mr. Paul Thomas to terminate his employment in the event of a change of control or certain enumerated material breaches thereof by the Company.

Effective April 16, 2012, the Company entered into an Employment Agreement (the “Agreement”) with our Chief Financial Officer, Lowell T. Holden commencing April 16, 2012. The Agreement is for an eight-month term commencing on April 16, 2012 and provides for automatic renewal of successive quarterly terms unless notice is provided ninety (90) days prior to the expiration of the then current term. The agreement provides that Mr. Holden is to receive an annual base salary of $48,000, subject to annual increase at the discretion of our Board of Directors. In addition, Mr. Holden is eligible for an annual cash bonus in an amount to be determined by, and otherwise subject to the discretion of the Board of Directors. Under the Agreement, this determination is to be based upon the Board of Directors review of Mr. Holden’s performance. While employed with the Company, the Agreement allows Mr. Holden to engage in other limited business activities that are not competitive with and do not involve the Company, subject to the prior disclosure to the Company. The Employment Agreement permits Mr. Holden to terminate his employment in the event of a change of control or certain enumerated material breaches thereof by the Company.

Although each of our employment agreements permit the employee to engage in other business activities, Mr. Andrew S. Thomas and Mr. Paul Benford, respectively, our CEO and COO, devote substantially all of their business activities time to the business of the Company and its subsidiary, Cogent. Mr. Paul E. Thomas and Mr. Lowell Holden devote not less than 60% and 10%, respectively, of their overall business activities to the business of the Company and its subsidiary Cogent.

Outstanding Equity Awards

We currently have 3,000,000 options issued and outstanding under our 2012 Stock Option Plan which have been granted to a key employee, Robert McIlvide, and two consultants, Ken Collins and Minoru Yamazaki. Each of the foregoing individuals has been awarded 1,000,000 such options which will vest in equal annual installments over a five year period with the first 20% vesting at the date of grant. All of the options are exercisable at a purchase price of $.10 per share.

Director Compensation

We currently do not pay any compensation to our directors who are also our employees for their service on the Board. In our 2012 Stock Option Plan we have provided that non-employee directors who attend at least one regularly scheduled meeting of the Board for each year shall automatically be granted nonstatutory options to purchase 2,500 shares of Common Stock for each such meeting attended during the year. In addition, each non-employee director who attends a special meeting (i.e., not a regularly scheduled meeting) of the Board shall automatically be granted nonstatutory options to purchase 1,250 shares of Common Stock for each special meeting of the Board attended; provided that the maximum number of shares with respect to which a non-employee director may be granted Options for attending either regular or special Board meetings during any single calendar year shall be limited to 25,000 shares of Common Stock. We do not currently have any non-employee directors.

We may in the future determine to pay our directors’ fees, grant them additional equity compensation and/or reimburse our directors for expenses related to their activities.

Equity Compensation Plan Information

We have adopted a 2012 Stock Option Plan (the “2012 Plan”) under which we are authorized to issue up to a maximum of 7,000,000 incentive stock options and non-qualified stock options to our directors, officers, employees and consultants. The 2012 Plan has been approved by our stockholders. The 2012 Plan authorizes the Board of Directors or a committee thereof, to grant awards of incentive stock options and non-qualified stock options upon such terms and conditions as the Board may determine. The total number of options granted and outstanding as of April 18, 2012 is 3,000,000 options. Currently, the 2012 Plan is administered by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 19 , 2012 certain information concerning the beneficial ownership of our common stock, by (i) each person known by us to own beneficially five per cent (5%) or more of the outstanding shares of each class, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group.

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The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire within 60 days after August 23 , 2012 through the exercise of any stock option, warrant or other right, or the conversion of any security.  Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address (1)	Shares of Common Stock Beneficially Owned	Percent of Common Stock (2)

Andrew S. Thomas (3)	21,702,000	43.98
Paul E. Thomas (4)	5,000,000	10.13
Paul Benford	8,298,000	16.82
Lowell Holden	-0-	-0-
Richard C. Fox	-0-	-0-
All directors and officers as a group	35,000,000	70.94(4)

__________________

(1) If no address is stated, then the address is c/o Skkynet Cloud Systems, Inc., 20 Bay Street – Suite 1100, Toronto, Ontario, Canada M5J 2N8.

(2) For each named person and group included in this table, percentage ownership of our common stock is calculated by dividing the number of shares of our common stock beneficially owned by such person or group by the sum of (i) 49,334,000 shares of our common stock outstanding as of August 23 , 2012 and (ii) the number of shares of our common stock that such person has the right to acquire within 60 days after August 23 , 2012. Excluded from this calculation are 5,000 Series A Preferred shares owned by Sakura Software and Benford Consultancy, two corporations that are owned 100% by, respectively, Messrs. Andrew S. Thomas and Paul Benford, under which the Series A Preferred vote together with the common stock at the rate of 100 shares of common stock for each share of Series A Preferred. By virtue of the Series A Preferred ownership, Mr. Andrew Thomas has an additional 361,700 votes and Mr. Paul Benford has an additional 138,300 votes.

(3) Messrs. Andrew S. Thomas and Paul E. Thomas are brothers; however each disclaims any beneficial ownership interest in and to the shares of the Company’s common stock owned by the other.

(4) See notes 2 and 3 to this table for explanation of calculation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sakura Software, a corporation owned by our CEO and Chairman of the Board of Directors, Andrew S. Thomas, and Benford Consultancy, a corporation owned by our COO and a member of our Board of Directors, Paul Benford, own, respectively, 72.34% and 27.66% of the issued and outstanding shares of Real Innovations International LLC, a corporation organized under the laws of Nevis, West Indies. In March 2012, Cogent, our operating subsidiary, assigned all of its intellectual property including the pending patent applications for its real time data transmission and display technology (the “IP”) to Real Innovations under an assignment of intellectual property agreement (the “Assignment Agreement”). In return for the assignment Real Innovations made a one-time payment of $30,000 to Cogent. There is no ongoing royalty payment or other form of compensation from Real Innovations to Cogent under the Assignment Agreement.

Real Innovations, in turn, entered into a master intellectual property license agreement (the “License Agreement”) with Cogent for all of the same IP. Under the License Agreement Real Innovations granted a royalty-free license in perpetuity to Cogent for the use and exploitation of the IP in return for which Cogent agreed to: (i) pay all operating expenses of Real Innovations incurred in connection with the continued prosecution of pending patent applications and others that may be prepared; (ii) prosecute all claims for infringement of the IP; (iii) defend and indemnify Real Innovations from and against all claims of infringement of the IP asserted by third parties against Real Innovations, Cogent or our Company; (iv) purchase liability insurance in favor of Real Innovations for this purpose.

Under the License Agreement, Messrs. Andrew S. Thomas and Paul Benford will benefit indirectly from their indirect ownership of all of the shares of Real Innovations to the extent of any such payments or other undertakings by Cogent on behalf of Real Innovations, but the exact amount of these benefits cannot be determined at this time.

Mr. Andrew S. Thomas and Mr. Paul Benford were paid $81,530 and $135,883 as salary, respectively, for the fiscal year ended October 31, 2011 for serving as the CEO and the Business Manager of Cogent. In addition, each of them accrued but did not receive a bonus of $159,034 (Mr. Thomas) and $119,034 (Mr. Benford). Ms. Shizuka Thomas, the wife of Mr. Andrew S. Thomas, received $84,850 as salary for the fiscal year ended October 31, 2011 for Japanese translation services she performed as an employee of the Company. See “Executive Compensation.” During the period ending April 30, 2012 Mr. Thomas accrued $38,893 in salary and Mr. Benford accrued $31,445 in salary in the subsidiary. As of July 31, 2012 Mr. Thomas has total accrued salary of $66,225 and Mr. Benford has total accrued salary of $51,324.

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Mr. Lowell Holden, the Chief Financial Officer of the Company, was not paid any compensation for services for the fiscal year ended October 31, 2011, but received consulting fees of $8,000 for the period of November 30, 2011 to April 15, 2012. During the month ending April 30, 2012 Mr. Holden accrued $2,000 in consulting fees in the Company. As of July 31, 2012 Mr. Holden has total accrued salary of $14,000.

Mr. Paul E. Thomas, the President of the Company was not paid any salary for services for the fiscal year ended October 31, 2011, but received 5,000,000 founder shares in December 2011 and $3,777 in consulting services. During the 6 month period ending April 30, 2012 Mr. Thomas accrued $46,667 in salary in the subsidiary. As of July 31, 2012 Mr. Thomas has total accrued salary of $81,125.

On April 30, 2012, Andrew S. Thomas, Shizuka Thomas and Paul Benford converted the salary they had accrued through the wholly owned subsidiary through January 31, 2012 to notes payable due from that subsidiary. The notes mature on April 29, 2015 and bear an interest rate of 6% per annum on the outstanding balance. Interest payments are due quarterly commencing October 30, 2012. There are no agreements or arrangements between the Company and its officers and Ms. Shizuka for the payment of any accrued salaries except for the notes. The balance of the notes for each person are as described in the table below:

As of:	January 31	April 30	January 31	Net of taxes
Related Party	Note Payable	Note Payments	Accrued Salary	Converted to Notes	Note Balance
Andrew Thomas	$54,615	$ (27,790)	$78,447	$41,751	$68,576
Paul Benford	$69,510	$(27,790)	$117,670	$63,140	$102,860
Shizuka Thomas	■	--	$78,447	$41,751	$41,751

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation incorporates certain provisions permitted under the Private Corporations Law of Nevada relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

Our Articles of Incorporation also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Private Corporations Law of Nevada. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors.

We have entered into indemnification agreements with each of our directors and officers providing for indemnification for them, including legal fees and related expenses, of third party actions or actions brought in the name and on behalf of the Company; provided, however, that such indemnification shall not extend to any act of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office as director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions,  or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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SKKYNET CLOUD SYSTEMS, INC.

9,334,000 SHARES OF COMMON STOCK

PRELIMINARY PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE AND THE SELLING SECURITY HOLDERS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND THE SELLING SECURITY HOLDERS ARE NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus Is: _______ __, 2012

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PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$106.97
Transfer Agent Fees	$-0-
Accounting fees and expenses	$15,000
Legal fees and expenses	$82,000
Blue Sky fees and expenses	$-0-
Miscellaneous	$-0-
Total	$97,106.97

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Skkynet Cloud Systems, Inc.’s Articles of Incorporation contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Private Corporations Law of the State of Nevada (“NPCL”). These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors.  Skkynet believes that these provisions will assist it in attracting or retaining qualified individuals to serve as directors.

The Articles of Incorporation and the Bylaws of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the NPCL. Section 78.7502 of the NPCL provides that the Registrant, as a Nevada corporation, is empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

In accordance with Section 78.138 of the NPCL, the Articles of Incorporation of the Registrant eliminates personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 78.138 of the NPCL where the director actions constitute intentional misconduct, fraud or a knowing violation of law.

The Registrant has entered into indemnification agreements with each of its directors.  The terms of the indemnification agreement require that we indemnify our directors and officers for all damages they incur, including legal fees and related expenses, of third party actions or actions brought in the name and on behalf of the Company; provided, however, that such indemnification shall not extend to any act of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office as director or officer.

Item 15. Recent Sales of Unregistered Securities.

We were incorporated in the State of Nevada on August 31, 2011.  On December 1, 2011 we issued a total of 5,000,000 shares of our common stock to two entities as founders shares. All of the shares issued are restricted and contain a legend prohibiting transfer or sale except in accordance with the Securities Act of 1933, as amended (the Securities Act. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  The recipients of the shares were accredited investors and acknowledged the restricted nature of the shares they acquired.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

II-1

On December 1, 2011 we issued 5,000,000 shares of our common stock to Paul E. Thomas as founders shares. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. The recipient of the shares was an accredited investor and acknowledged the restricted nature of the shares he acquired. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On March 31, 2012 we issued to each of Sakura Software and Benford Consultancy 5000 shares of the Company’s Series A Preferred stock under which (i) they are entitled to elect a majority of our Board of Directors until December 31, 2016 and (ii) they vote together with the holders of shares of common stock on all matters presented to the stockholders at the rate of 100 votes for each share of Series A Preferred. The Series A Preferred shares were issued as part of the exchange for all of the issued and outstanding shares of Cogent Real-Time Systems, Inc., our wholly-owned subsidiary and operating company. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). These shares of our preferred stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. The recipients of the shares were accredited investors and acknowledged the restricted nature of the shares they acquired. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On April 9, 2012, we issued 30,000,000 restricted shares of our common stock to Sakura Software Inc. (21,702,000 shares) and Benford Consultancy Inc. (8,298,000 shares) in exchange for all of the issued and outstanding shares of Cogent Real-Time Systems, Inc., our wholly-owned subsidiary and operating company. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. The recipients of the shares were accredited investors and acknowledged the restricted nature of the shares they acquired. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

Between October 31, 2011 and March 27, 2012 the Company sold 9,320,000 shares of its common stock to 68 purchasers for an aggregate purchase price of $12,200.00.  Each of the purchasers was a non-U.S. citizen with a residence address located outside of the United States. This transaction was exempt from the registration provisions of the Securities Act pursuant to Regulation S as an offshore transaction with non-U.S. persons (as such term is defined in Rule 902 of Regulation S).

Between March 27, 2012 and March 29, 2012 the Company sold 14,000 shares of its common stock to 16 purchasers for an aggregate purchase price of $1,400. Each of the purchasers was a non-U.S. citizen with a residence address located outside of the United States. This transaction was exempt from the registration provisions of the Securities Act pursuant to Regulation S as an offshore transaction with non-U.S. persons (as such term is defined in Rule 902 of Regulation S).

Item 16. Exhibits and Financial Statement Schedules.

Number	Description

3.1(a)	Articles of Incorporation of Skkynet Cloud Systems, Inc.*
3.2	By-Laws of Skkynet.*
5.1	Opinion of Fox Law Offices, P.A.*
10.1	Master Intellectual Property Assignment Agreement dated March 23, 2012 by Cogent Real Time Systems, Inc. (“Cogent”) as Assignor to Real Innovations International LLC as Assignee.*
10.2	License Agreement dated as of March 27, 2012 from Real innovations International LLC as Licensor to Skkynet as Licensee.*
10.3	Form of Indemnification Agreement.
10.4	Share Exchange Agreement dated as of March 26, 2012 by and among Skkynet, Cogent, Benford Consultancy Inc. (Benford”) and Sakura Software Inc. (“Sakura”)*
10.5	2012 Stock Option Plan of Skkynet*
10.6	Employment Agreement dated as of January 1, 2012 by and between Cogent and Andrew S. Thomas*
10.7	Employment Agreement dated as of January 1, 2012 by and between Cogent and Paul Benford*
10.8	Employment Agreement dated as of January 1, 2012 by and between Cogent and Paul E. Thomas*
10.9	Employment Agreement dated as of April 16, 2012 by and between Skkynet and Lowell T. Holden*
10.10 (a)	Promissory note effective as of April 30, 2012 from Cogent as Borrower to Andrew S. Thomas as Lender
10.10 (b)	Promissory note effective as of April 30, 2012 from Cogent as Borrower to Paul Benford as Lender
10.10 (c)	Promissory note effective as of April 30, 2012 from Cogent to Ms. Shizuka Thomas as Lender
14.1	Skkynet Code of Conduct.*
23.1	Consent of Hood Sutton Robinson & Freeman & Co., CPAs, P.C.
23.2	Consent of Counsel, contained in Exhibit 5.1.*

* Previously filed.

II-2

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

iv.    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 28 , 2012.

SKKYNET CLOUD SYSTEMS, INC.

By: /s/ Andrew S. Thomas
Andrew S. Thomas
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Andrew S. Thomas and Paul E. Thomas as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do an perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Andrew S. Thomas Andrew S. Thomas	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 28 , 2012

/s/ Lowell T. Holden Lowell T. Holden	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 28 , 2012

/s/ Paul Benford Paul Benford	Chief Operating Officer and Director	August 28 , 2012

/s/ Paul E. Thomas Paul E. Thomas	President and Director	August 28 , 2012